As filed with the Securities and Exchange Commission on November 2, 2010
Registration No. 333-169849

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	6331	13-2592361
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

180 Maiden Lane
New York, New York 10038
(212) 770-7000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kathleen E. Shannon, Esq.
Senior Vice President and Deputy General Counsel
American International Group, Inc.
180 Maiden Lane
New York, New York 10038
(212) 770-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Robert W. Reeder III, Esq. Ann Bailen Fisher, Esq. Glen T. Schleyer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Craig B. Brod, Esq. Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:  The offering of the securities commenced on October 8, 2010. No tendered securities will be accepted for exchange until after this registration statement has been declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Offer to Exchange may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Offer to Exchange is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or solicitation is not permitted.

Subject to Completion, Dated November 2, 2010.

American International Group, Inc.
Offer to Exchange

0.09867 Shares of Common Stock Plus $3.2702 in Cash
for Each Outstanding Equity Unit consisting of a Corporate Unit
Up to an Aggregate of 74,480,000 Corporate Units
(CUSIP No. 026874115)

We are offering to exchange 0.09867 shares of our common stock, par value $2.50 per share, plus $3.2702 in cash, for each validly tendered and accepted Equity Unit consisting of a Corporate Unit, up to an aggregate of 74,480,000 Corporate Units, which represents approximately 95% of the outstanding Corporate Units (as it may be adjusted, the “Maximum Amount”), subject to the terms and conditions set forth in this document and in the related letter of transmittal. Each Corporate Unit has a stated amount of $75.00 and consists of a stock purchase contract issued by us and a 1/40, or 2.5%, undivided beneficial ownership interest in (i) our Series B-1 Junior Subordinated Debentures initially due February 15, 2041, (ii) our Series B-2 Junior Subordinated Debentures initially due May 1, 2041 and (iii) our Series B-3 Junior Subordinated Debentures initially due August 1, 2041 (such series of Debentures, collectively, the “Debentures”), each with a principal amount of $1,000. On November 1, 2010, 78,400,000 Corporate Units were outstanding. The total compensation offered per Corporate Unit is described in the table below.

Total Consideration per
			Maximum	Corporate Unit
			Amount of		Shares of	Common
	NYSE	Outstanding	Corporate Units		Common	Stock
CUSIP No.	Ticker	Corporate Units	to be Repurchased	Cash	Stock	CUSIP No.

026874115	AIG-PrA	78,400,000	74,480,000	$3.2702	0.09867	026874784

Corporate Units validly tendered and not withdrawn will be subject to proration as described in “The Exchange Offer — Proration” if more than the Maximum Amount of Corporate Units are validly tendered and not withdrawn prior to the expiration date of the exchange offer. The Maximum Amount is initially 74,480,000 Corporate Units. However, if we determine in our reasonable judgment, based on consultation with the New York Stock Exchange (“NYSE”), that the NYSE is likely to delist the Corporate Units as a result of the consummation of the exchange offer, then we will reduce the Maximum Amount to an amount that we determine, in our reasonable judgment, is not likely to result in a delisting of the Corporate Units, as described in “The Exchange Offer — Proration.” In addition, the closing of the exchange offer is conditioned upon the satisfaction or waiver of certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.”

A tendering holder will receive for each validly tendered and accepted Corporate Unit, the same number of shares and the same cumulative amount of cash per Corporate Unit that a holder would receive if the holder did not tender into the exchange offer and instead held Corporate Units through the final stock purchase date. The stock and cash so received will be the result of netting payments from two separate transactions — a repurchase of the debentures and a cancellation of the stock purchase units — as described later in this document.

The exchange offer will expire at 11:59 p.m., New York City time, on November 10, 2010, unless we extend it or terminate it earlier. You may withdraw Corporate Units that you tender at any time before the exchange offer expires. In addition, you may withdraw any Corporate Units after December 7, 2010, which is 40 business days after the date of commencement of the exchange offer, if we have not accepted them for exchange.

Our common stock is listed on the NYSE under the symbol “AIG”. On November 1, 2010, the last reported sale price of the Corporate Units on the NYSE was $7.37 per Unit, and the last reported sale price of our common stock on the NYSE was $41.92 per share. The shares of our common stock to be issued in the exchange offer are registered under the Securities Act of 1933 and are expected to be, before the settlement of the exchange offer, approved for listing on the NYSE.

Before tendering your Corporate Units, you should carefully consider the risk factors set forth in “Risk Factors” beginning on page 14, as well as the risk factors set forth in Item 1A of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Item 1A of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and in Item 1A of Part I of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the information set forth in AIG’s Current Report on Form 8-K filed on September 30, 2010. In addition, in determining whether to tender Corporate Units in the exchange offer, you should also carefully consider the risks relating to holding the Equity Units described under “Risk Factors — Risks Relating to the Equity Units” in the prospectus supplement, dated May 12, 2008, to the prospectus, dated July 13, 2007.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The dealer managers for the exchange offer are:

BofA Merrill Lynch	Citi
Deutsche Bank Securities

The date of this document is          , 2010.

Unless otherwise mentioned or unless the context requires otherwise, all references in this document to the “Company,” “AIG,” “we,” “our,” “us” and similar references mean American International Group, Inc. and its subsidiaries.

All of the Corporate Units were issued in book-entry form, and all of the Corporate Units are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”).

Should you have any questions as to the procedures for tendering your Corporate Units, please call your broker, dealer, commercial bank, trust company or other nominee, or call our information agent at its telephone number set forth on the back cover page of this document.

You may tender your Corporate Units by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer — Procedures for Tendering Corporate Units.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date. If you hold your Corporate Units through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Corporate Units on your behalf on or prior to the expiration date. Tenders not received by Global Bondholder Services Corporation, the exchange agent for the exchange offer, on or prior to the expiration date will be disregarded and of no effect unless we exercise our right to extend the exchange offer or waive this condition to the exchange offer.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. Requests should be directed to AIG’s Investor Relations Department, 180 Maiden Lane, New York, New York 10038, telephone 212-770-6293. In order to obtain timely delivery, requests must be made no later than five business days before the expiration date. See “Where You Can Find More Information” for further information.

We are responsible only for the information contained in this document or information contained in documents incorporated by reference in this document. We have not authorized anyone to provide you with information different from that contained in this document or any amendment or supplement hereto. This document is an offer to exchange only the Corporate Units as described herein and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document is accurate only as of its date.

i

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS

This document and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make projections regarding, financial information and statements concerning future economic performance and events, including plans and objectives relating to the recently completed and proposed transactions with the Federal Reserve Bank of New York (“FRBNY”) and the United States Department of the Treasury (the “Department of the Treasury”), asset dispositions, liquidity, collateral posting requirements, management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things:

•	the consummation of the transactions contemplated by the agreement in principle, dated September 30, 2010 (the “Recapitalization Agreement in Principle”), for a series of integrated transactions with the FRBNY, the Department of the Treasury and the AIG Credit Facility Trust (the “Trust”);

•	the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses);

•	AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program;

•	AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets;

•	AIG’s ability to retain and motivate its employees; and

•	AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include:

•	a failure to consummate the transactions contemplated by the Recapitalization Agreement in Principle;

•	developments in global credit markets; and

•	such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010; throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (including Amendment No. 1 on Form 10-K/A filed on March 31, 2010 and Amendment No. 2 on Form 10-K/A filed on August 24, 2010, collectively, the “2009 Annual Report on Form 10-K”).

AIG is not under any obligation (and expressly disclaims any obligation), except as required by law in connection with the exchange offer, to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AIG’s SEC filings are also available to the public through:

•	The SEC’s website at www.sec.gov.

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-4 relating to the exchange offer. This document is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this document to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this document. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the time of initial filing of the registration statement (or post-effective amendment) and before effectiveness of the registration statement (or post-effective amendment), and after the date of this document and until the exchange offer is completed (except for information in these documents or filings that is deemed “furnished” to the SEC):

(1) Annual Report on Form 10-K for the year ended December 31, 2009 (including the portions of our definitive proxy statement for the 2010 Annual Meeting of Shareholders incorporated by reference therein), Amendment No. 1 on Form 10-K/A, filed on March 31, 2010, and Amendment No. 2 on Form 10-K/A, filed on August 24, 2010.

(2) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

(3) Current Reports on Form 8-K filed on January 25, 2010, January 29, 2010, January 29, 2010, February 5, 2010, February 8, 2010, February 26, 2010, March 5, 2010, March 11, 2010, April 1, 2010, April 2, 2010, April 8, 2010, April 12, 2010, May 7, 2010, May 13, 2010, May 14, 2010, May 17, 2010, May 17, 2010, May 28, 2010, June 3, 2010, July 15, 2010, July 16, 2010, August 2, 2010, August 6, 2010, August 6, 2010, August 11, 2010, September 27, 2010, September 30, 2010, October 4, 2010, October 4, 2010, October 8, 2010, October 18, 2010, October 22, 2010, October 25, 2010, October 28, 2010 and October 29, 2010.

(4) The description of common stock in the registration statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Exchange Act.

Prior to expiration of the exchange offer, AIG will file with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which will contain financial and other information as of, and for the quarterly period ended, September 30, 2010.

AIG will provide without charge to each person, including any beneficial owner, to whom this document is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this document excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Investor

Relations Department, 180 Maiden Lane, New York, New York 10038, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this document, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this document. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

In order to ensure timely delivery of the requested documents, requests should be made no later than November 3, 2010.  In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as it may be extended.

ABOUT AMERICAN INTERNATIONAL GROUP, INC.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 180 Maiden Lane, New York, New York 10038, and its main telephone number is (212) 770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information,” which are specifically incorporated by reference into this document, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this document. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

On September 30, 2010, AIG entered into the Recapitalization Agreement in Principle with the Department of the Treasury, the FRBNY and the Trust for a series of integrated transactions (the “Recapitalization”) to recapitalize AIG. The transactions constituting the Recapitalization, all of which are to occur substantially simultaneously at the closing of the Recapitalization, involve three primary components. First, under the plan, AIG expects to repay and terminate its credit facility with the FRBNY in full, using proceeds from asset dispositions and other funds. Second, the plan calls for AIG to repurchase and retire a portion of the interests of the FRBNY and the Department of the Treasury in two special purpose vehicles that hold assets of AIG, using the proceeds of asset monetizations and an additional drawdown of funds available to AIG through the Department of the Treasury’s Troubled Asset Relief Program (“TARP”). Third, under the plan, AIG expects to issue common stock to the Department of the Treasury in exchange for the outstanding TARP preferred shares and the Series C preferred shares held by the Trust, and to issue up to 75 million warrants with a strike price of $45.00 per share to existing common shareholders. Upon the exchange, the Department of the Treasury would own approximately 92.1% of the common stock of AIG. Generally, any of the parties may terminate the Recapitalization if it is not completed by March 15, 2011. For more information on the Recapitalization, including risk factors relating thereto, you should refer to AIG’s Current Report on Form 8-K filed on September 30, 2010.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of Corporate Units, as well as the summary that follows, provide an overview of material information regarding the exchange offer that is included elsewhere or incorporated by reference in this document. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this document in its entirety, including “Risk Factors,” as well as the information incorporated by reference in this document. For further information regarding AIG, see “Where You Can Find More Information.”

Each settlement rate, the threshold appreciation price and the reference rate described in this document have been adjusted to reflect the one-for-twenty reverse common stock split that became effective June 30, 2009.

What is the purpose of the exchange offer?

The purpose of this exchange offer is to reduce our overall indebtedness by retiring the Debentures that form a part of the Corporate Units exchanged, to reduce the principal amount of Debentures that we are required to remarket in 2011 and to mitigate the potential impact on our interest expense of any increase in the interest rate on the Debentures that may result from that remarketing.

What are the key terms of the exchange offer?

We are offering to exchange 0.09867 shares of our common stock, par value $2.50 per share, plus $3.2702 in cash for each validly tendered and accepted Corporate Unit, up to an aggregate of the Maximum Amount of our outstanding Corporate Units, subject to the terms and conditions set forth in this document and in the related letter of transmittal. The Maximum Amount is initially 74,480,000 Corporate Units. However, if we determine in our reasonable judgment, based on consultation with the NYSE, that the NYSE is likely to delist the Corporate Units as a result of the consummation of the exchange offer, then we will reduce the Maximum Amount to an amount that we determine, in our reasonable judgment, is not likely to result in a delisting of the Corporate Units.

The consideration a tendering holder will receive for each validly tendered and accepted Corporate Unit — 0.09867 shares of common stock and $3.2702 in cash — is the same number of shares and the same cumulative amount of cash per Corporate Unit that a holder would receive if the holder did not tender into the exchange offer and instead held Corporate Units through the final stock purchase date. That number of shares and amount of cash is the result of netting the consideration payable in two separate transactions — the repurchase of the debentures underlying the Corporate Units for shares and cash and the cancellation of the stock purchase contracts underlying the Corporate Units for cash. The consideration payable in each of those netting transactions is as follows:

•	The consideration payable by the Company to repurchase the Debentures underlying each exchanged Corporate Unit will be 0.09867 shares of common stock plus an amount of cash that the Company will calculate so that the fair market value of those shares and that cash will equal the principal amount of and accrued interest on those Debentures to but excluding the settlement date.

•	The consideration payable by a tendering holder to cancel the stock purchase contract underlying each exchanged Corporate Unit will be an amount equal to the cash component of the repurchase price for the Debentures underlying such Corporate Unit (calculated as described in the preceding sentence) minus $3.2702.

As mentioned above, the consideration payable in those two transactions will be netted so that tendering holders will receive 0.09867 shares of common stock and $3.2702 in cash for each exchanged Corporate Unit and will not be required to make any cash payment to the Company.

Because each Corporate Unit represents a 1/40 undivided beneficial ownership interest in three Debentures having a principal amount of $1,000 each, you may exchange the Corporate Units in the exchange offer only in integral multiples of 40 Corporate Units.

What amount of Corporate Units is being sought in the exchange offer? Will all validly tendered Corporate Units be accepted?

We are offering to exchange up to an aggregate of the Maximum Amount (as described above) of our outstanding Corporate Units. If more than the Maximum Amount of Corporate Units are validly tendered and not withdrawn prior to the expiration date of the exchange offer, we will prorate the Corporate Units that we accept in the exchange offer. For more information regarding the proration, see the section of this document entitled “The Exchange Offer — Proration.” Any Corporate Units tendered but not accepted because of proration will be returned to the tendering holder.

What is a Corporate Unit and how does it differ from a Treasury Unit?

Each Corporate Unit consists of a stock purchase contract to purchase our common stock on three stock purchase dates and a 1/40 undivided beneficial ownership interest in each of (i) our Series B-1 Junior Subordinated Debentures initially due February 15, 2041, (ii) our Series B-2 Junior Subordinated Debentures initially due May 1, 2041 and (iii) our Series B-3 Junior Subordinated Debentures initially due August 1, 2041, each with a principal amount of $1,000, or after a successful remarketing of the applicable series of Debentures, in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio. The interest in the Debentures or the Treasury portfolio, as applicable, is pledged to secure the obligation of the holder of the Corporate Unit to purchase our common stock on the relevant stock purchase date.

Equity Units may also consist of Treasury Units. Each Treasury Unit consists of a stock purchase contract issued by us and a 1/40, or 2.5%, beneficial ownership interest in zero-coupon U.S. Treasury securities. On November 1, no Treasury Units were outstanding.

A holder of Corporate Units may create Treasury Units by substituting interests in the applicable qualifying treasury securities for such holder’s ownership interests in each series of Debentures then forming part of their Corporate Units. For more information on Corporate Units, Treasury Units, how to create Treasury Units and how to recreate Corporate Units, see “Description of the Equity Units.”

Can I tender the Treasury Units instead of the Corporate Units in the exchange offer?

No. This exchange offer is only for Corporate Units, so you will not be able to tender, and we will not accept, Treasury Units in this exchange offer. If you hold Treasury Units and want to participate in this exchange offer, you may recreate Corporate Units from Treasury Units as explained below and in more detail under “Description of the Equity Units — Recreating Corporate Units.”

If I participate by tendering my Corporate Units, will I receive the quarterly interest payments and contract adjustment payments that are payable on November 1, 2010, February 1, 2011, May 1, 2011 and August 1, 2011?

The quarterly interest payments and contract adjustment payments that are payable on November 1, 2010 will not be affected by this exchange offer. You will receive those payments whether or not you tender your Corporate Units.

If your Corporate Units are accepted in this exchange offer, you will not receive the quarterly distributions that are payable on the Corporate Units on February 1, 2011, May 1, 2011 and August 1, 2011, but you will not be losing the value represented by those distributions because the cash payment you will receive in exchange for each Corporate Unit validly tendered and accepted for exchange will equal the cumulative amount of those distributions.

How does the amount of common stock I will receive if I tender my Corporate Units compare to the amount I would receive on the Corporate Units if I do not tender?

The 0.09867 shares of our common stock that you will receive in the exchange offer for each Corporate Unit validly tendered and accepted for exchange is the same number that you would receive for each of your Corporate Units that is not tendered and accepted (assuming our stock price stays near current levels), and in any event is the maximum number of shares of our common stock deliverable under the terms of each Corporate Unit.

Will fractional shares be issued in the exchange offer?

We will not issue fractional shares of our common stock in the exchange offer. Instead, the number of shares of our common stock you receive in the exchange offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down, and we will not make payments of cash in lieu of any fractional share that would otherwise have been issued.

How does the cash I will receive if I tender my Corporate Units compare to the payments I would receive if I do not tender?

The $3.2702 cash payment for each Corporate Unit you validly tender and that we accept for exchange is exactly equal to the cumulative amount of cash per Corporate Unit that a holder would receive if the holder did not tender into the exchange offer and instead held Corporate Units through the final stock purchase date. See “Description of the Equity Units — Current Payments” for more information regarding the scheduled payments under the Corporate Units.

When does the exchange offer expire? Can AIG extend, amend or terminate the exchange offer?

The exchange offer will expire at 11:59 p.m., New York City time, on November 10, 2010 (unless we extend it or terminate it early). Subject to applicable law, we reserve the right to (1) extend the exchange offer; (2) waive any and all conditions to or amend the exchange offer in any respect; or (3) terminate the exchange offer. Any extension, waiver, amendment or termination will be followed promptly by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

May I withdraw Corporate Units that I have previously tendered?

You may withdraw any Corporate Units that you previously tendered in the exchange offer at any time prior to 11:59 p.m., New York City time, on the expiration date (currently scheduled for November 10, 2010), by following the procedures described under the caption “The Exchange Offer — Withdrawals of Tenders.” In addition, you may withdraw any Corporate Units after December 7, 2010, which is 40 business days after the date of the commencement of the exchange offer, if we have not accepted them for exchange.

Will AIG be filing its Third Quarter Form 10-Q before the exchange offer expires?

Prior to expiration of the exchange offer, we will file with the SEC our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which will contain financial and other information as of, and for the quarterly period ended, September 30, 2010. In determining whether to tender Corporate Units in the exchange offer, you should carefully consider such information to be included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.

May I tender only a portion of the Corporate Units that I hold?

Yes. You do not have to tender all of your Corporate Units to participate in the exchange offer. However, only integral multiples of 40 Corporate Units can be exchanged in the exchange offer.

If the exchange offer is consummated and I do not participate in the exchange offer or exchange all my Corporate Units in the exchange offer, how will my rights and obligations under my unexchanged Corporate Units be affected?

The terms of your Corporate Units, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer, and the Debentures forming part of your Corporate Units will therefore remain subject to remarketing. For a further description of the terms of the Corporate Units and the stock purchase contracts and Debentures underlying them, see “Description of the Equity Units,” “Description of the Stock Purchase Contracts” and “Description of the Debentures.”

How will the exchange offer affect the trading market for the Corporate Units that are not exchanged?

Depending on the number of Corporate Units that are accepted for exchange in the exchange offer, the trading market for the Corporate Units that remain outstanding after the exchange offer is expected to be more limited and may cease to exist. Such reduction in the trading market may decrease the price and increase the volatility of the Corporate Units that remain outstanding following the completion of the exchange offer, which price and volatility may fluctuate significantly depending on the volume of trading in the Corporate Units.

Although we do not currently intend to do so, we may, to the extent permitted by applicable law, after the settlement date of the exchange offer, purchase Corporate Units in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. In addition, following completion of the exchange offer, we may repurchase Debentures in a remarketing, in the open market, in privately negotiated transactions or otherwise.

What does AIG intend to do with the Corporate Units that are tendered in the exchange offer?

Corporate Units accepted for exchange by us in the exchange offer will be retired and cancelled.

Are AIG, the dealer managers, the exchange agent or the information agent making a recommendation regarding whether holders should tender in the exchange offer?

Neither we, the dealer managers, the exchange agent nor the information agent are making any recommendation regarding whether you should tender or refrain from tendering your Corporate Units in the exchange offer.

Accordingly, you must make your own determination as to whether to tender your Corporate Units in the exchange offer and, if so, the number of Corporate Units to tender. Before making your decision, we urge you to carefully read this document in its entirety, including the information set forth under “Risk Factors,” and the other documents incorporated by reference in this document. See “Where You Can Find More Information.”

What expenses will AIG incur to effect the exchange offer?

If the maximum of 74,480,000 Corporate Units are validly tendered and accepted, we expect to incur an aggregate of approximately $265 million in cash expenses, including the cash portion of the exchange offer consideration and dealer managers’ compensation.

Will I receive a physical certificate for the shares of AIG common stock that are delivered in the exchange offer?

No. We have adopted direct company registration of our common stock. If your Corporate Units are accepted for exchange in the exchange offer, you will not receive stock certificates evidencing your ownership of the common stock issued in the exchange offer. Instead, if you are the holder of those shares of common stock, you will be provided with a statement reflecting the number of shares registered in your account. Your common stock will be held in an account maintained by Wells Fargo Bank, N.A., our transfer agent.

Will the common stock to be issued in the exchange offer be listed for trading?

Yes. The shares of our common stock to be issued in the exchange offer are expected to be approved for listing on the NYSE before the settlement of the exchange offer. Generally, the common stock you receive in the exchange offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined for purposes of the Securities Act of 1933.

Is the exchange offer subject to any minimum tender or other conditions?

You may exchange Corporate Units in the exchange offer only in integral multiples of 40 Corporate Units. Otherwise, the exchange offer is not subject to any minimum tender condition. Our obligation to exchange common stock for the Corporate Units in the exchange offer is, however, subject to a number of conditions that must be satisfied or waived by us, including, among others, that:

•	there has not been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

•	the registration statement of which this document forms a part has become and remains effective;

•	we have obtained all governmental approvals and third party consents which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this document; and

•	we have determined, in our reasonable judgment, based on consultation with the NYSE, that the NYSE is not likely to delist the Corporate Units as a result of the consummation of the exchange offer.

For more information regarding the conditions to the exchange offer (including conditions we cannot waive), see the section of this document entitled “The Exchange Offer — Conditions to the Exchange Offer.”

How do I participate in the exchange offer?

Any beneficial owner whose Corporate Units are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Corporate Units should contact such nominee promptly and instruct such entity to tender Corporate Units on such beneficial owner’s behalf. See “What must I do to participate if my Corporate Units are held of record by a broker, dealer, commercial bank, trust company or other nominee?” below for more information.

You may tender your Corporate Units by transferring them through DTC’s ATOP or following the other procedures described under “The Exchange Offer — Procedures for Tendering Corporate Units.”

What must I do to participate if my Corporate Units are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Corporate Units and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Corporate Units on your behalf.

If you hold your Corporate Units through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Corporate Units on your behalf on or prior to the expiration date. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Corporate Units, please call your broker, dealer, commercial bank, trust company or other nominee, or call our information agent, Global Bondholder Services Corporation, at its telephone number set forth on the back cover page of this document.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date. If you hold your Corporate Units through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Corporate Units on your behalf on or prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

What happens if some or all of my Corporate Units are not accepted for exchange?

Any tendered Corporate Units that are not accepted for exchange will be returned without expense to the tendering holder by being credited to the account maintained at DTC from which they were delivered and returned promptly after the expiration or termination of the exchange offer.

Will I have to pay any fees or commissions if I tender my Corporate Units?

If your Corporate Units are held through a broker or other nominee who tenders the Corporate Units on your behalf (other than those tendered through one of the dealer managers), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

If I tender Corporate Units in the exchange offer, when will I receive the cash consideration and the shares of common stock issuable upon the exchange?

We will issue the applicable shares of our common stock, and cause them to be delivered, upon the terms of the exchange offer and pursuant to applicable law in exchange for the Corporate Units validly tendered in the exchange offer promptly after the expiration date of the exchange offer and our acceptance of the validly tendered Corporate Units. We currently expect to issue and deliver shares and pay the cash portion of the exchange consideration on the third NYSE trading day after the expiration date. For more information, see “The Exchange Offer — Acceptance; Exchange of Corporate Units.”

What risks should I consider in deciding whether or not to tender my Corporate Units?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Corporate Units and our common stock described, incorporated or referred to under “Risk Factors,” and the documents incorporated by reference in this document. See “Where You Can Find More Information.”

What are the federal income tax consequences of participating in the exchange offer?

There is no clear authority governing the U.S. federal income tax treatment of the exchange offer. We intend to treat the exchange offer as (1) a repurchase of your interests in the Debentures in exchange for common stock and an amount of cash, which, when added to the fair market value of the common stock received, will equal the principal amount of your 1/40 interests in the Debentures plus any accrued but unpaid interest to but excluding the settlement date of the exchange offer, and (2) a cancellation of the stock purchase contract forming part of your Corporate Units in exchange for a cash payment to the Company. For additional information, see “Material U.S. Federal Income Tax Consequences.”

Whom should I contact if I have questions about the exchange offer?

If you have questions regarding the exchange offer, please contact one of the dealer managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Citigroup Global Markets Inc. You may call Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 888-292-0070 or 980-683-3215 (collect) or Citigroup Global Markets Inc. toll free at (800) 558-3745 or (212) 723-6106 (collect). If you have questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your Corporate Units, please contact Global Bondholder Services Corporation, the information agent. You may call the information agent toll-free at (866) 873-7700. You may also write to the information agent or the dealer managers at their respective addresses set forth on the back cover of this document.

SUMMARY TERMS OF THE EXCHANGE OFFER

The following summary highlights material information contained in this document. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this document. You should carefully consider the information contained in and incorporated by reference in this document, including the information set forth under the heading “Risk Factors” beginning on page 14 in this document, the information set forth under “Risk Factors” in our 2009 Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and the information set forth in our Current Report on Form 8-K filed on September 30, 2010.

Offeror	American International Group, Inc.

Securities Subject to the Exchange Offer	Up to an aggregate of 74,480,000 Corporate Units, as adjusted.

Each Corporate Unit has a stated amount of $75.00 and consists of a stock purchase contract issued by us and a 1/40, or 2.5%, undivided beneficial ownership interest in (i) our Series B-1 Junior Subordinated Debentures initially due February 15, 2041 (the “Series B-1 Debentures”), (ii) our Series B-2 Junior Subordinated Debentures initially due May 1, 2041 (the “Series B-2 Debentures”) and (iii) our Series B-3 Junior Subordinated Debentures initially due August 1, 2041 (the “Series B-3 Debentures”), each with a principal amount of $1,000.

For a further description of the terms of the Corporate Units and the stock purchase contracts and Debentures underlying them, see “Description of the Equity Units,” “Description of the Stock Purchase Contracts” and “Description of the Debentures.”

Consideration Offered in the Exchange Offer	We are offering to exchange 0.09867 shares of our common stock, par value $2.50 per share, plus $3.2702 in cash for each validly tendered and accepted Corporate Unit, up to an aggregate of the Maximum Amount of Corporate Units, on the terms and subject to the conditions set forth in this document and in the related letter of transmittal. See “Maximum Amount” below.

The consideration a tendering holder will receive for each validly tendered and accepted Corporate Unit — 0.09867 shares of common stock and $3.2702 in cash — is the same number of shares and the same cumulative amount of cash per Corporate Unit that a holder would receive if the holder did not tender into the exchange offer and instead held Corporate Units through the final stock purchase date. That number of shares and amount of cash is the result of netting the consideration payable in two separate transactions — the repurchase of the debentures underlying the Corporate Units for shares and cash and the cancellation of the stock purchase contracts underlying the Corporate Units for cash. The consideration payable in each of those netting transactions is as follows:

• The consideration payable by the Company to repurchase the Debentures underlying each exchanged Corporate Unit will be 0.09867 shares of common stock plus an amount of cash that the Company will calculate so that the fair market value of those shares and that cash will equal the principal amount of and accrued interest on those Debentures to but excluding the settlement date.

• The consideration payable by a tendering holder to cancel the stock purchase contract underlying each exchanged Corporate Unit will be an amount equal to the cash component of the repurchase price for the Debentures underlying such Corporate Unit (calculated as described in the preceding sentence) minus $3.2702.

As mentioned above, the consideration payable in those two transactions will be netted so that tendering holders will receive 0.09867 shares of common stock and $3.2702 in cash for each exchanged Corporate Unit and will not be required to make any cash payment to the Company.

Because each Corporate Unit represents a 1/40 undivided beneficial ownership interest in a Debenture of each series having a principal amount of $1,000, you may exchange the Corporate Units in the exchange offer only in integral multiples of 40 Corporate Units.

Any Corporate Units not exchanged will remain outstanding. The Corporate Units validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

See “The Exchange Offer — Terms of the Exchange Offer.”

Maximum Amount	The Maximum Amount is initially 74,480,000 Corporate Units. However, if we determine in our reasonable judgment, based on consultation with the NYSE, that the NYSE is likely to delist the Corporate Units as a result of the consummation of the exchange offer, then we will reduce the Maximum Amount to an amount that we determine, in our reasonable judgment, is not likely to result in a delisting of the Corporate Units.

Expiration Date and Withdrawal Rights	The exchange offer will expire at 11:59 p.m., New York City time, on November 10, 2010 (unless we extend or earlier terminate it). The term “expiration date” means such date and time or, if we extend the exchange offer, the latest date and time to which we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

You may withdraw any Corporate Units that you previously tendered in the exchange offer at any time prior to the time it expires and after December 7, 2010, which is 40 business days from the date of commencement of the exchange offer, if we have not accepted them for exchange. See “The Exchange Offer — Withdrawals of Tenders.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the exchange offer; (2) waive any and all conditions to or amend the exchange offer in any respect; or (3) terminate the exchange offer. Any extension, waiver, amendment or termination will be followed promptly by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. See “The Exchange Offer — Expiration Date; Extension; Termination; Amendment.”

Proration of Corporate Units	We are offering to exchange up to an aggregate of the Maximum Amount of our outstanding Corporate Units. If more than the

Maximum Amount of Corporate Units are validly tendered and not withdrawn prior to the expiration date of the exchange offer, we will prorate the Corporate Units that we accept in the exchange offer and will accept for purchase not more than the Maximum Amount of Corporate Units on a pro rata basis. See “Maximum Amount” above. Any Corporate Units tendered but not accepted because of proration will be returned to you. See “The Exchange Offer — Proration.”

Fractional Shares	We will not issue fractional shares of our common stock in the exchange offer. Instead, the number of shares of our common stock received by each registered holder whose Corporate Units are accepted for exchange in the exchange offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down. We will not make payments of cash in lieu of any fractional share that would otherwise have been issued.

Certain Consequences to Non-Tendering Holders	The terms of the Corporate Units not exchanged in the exchange offer will not change as a result of the exchange offer, and the Debentures forming part of your Corporate Units will therefore remain subject to remarketing. For a description of the terms of the Corporate Units and the stock purchase contracts and Debentures underlying them, see “Description of the Equity Units,” “Description of the Stock Purchase Contracts” and “Description of the Debentures.”

Depending on the number of Corporate Units that are accepted for exchange in the exchange offer, the trading market for the Corporate Units that remain outstanding after the Exchange Offer may be more limited. A reduced trading volume of the Corporate Units may decrease the price and increase the volatility of the trading price of the Corporate Units that remain outstanding following the Exchange Offer. See “Risk Factor — Risks Relating to a Decision not to Tender and Holding Corporate Units After the Exchange Offer.”

Source of Cash to be Paid in the Exchange Offer; Common Stock to be Issued	We intend to fund the cash component of the exchange consideration from our available cash, which may include further draws on our credit facility with the FRBNY (the “FRBNY Credit Facility”).

The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

See “The Exchange Offer — Source of Cash to be Paid in the Exchange Offer; Common Stock to be Issued.”

Conditions to the Exchange Offer	The exchange offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that

• there has not been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

• the registration statement of which this document forms a part has become and remains effective;

• we have obtained all governmental approvals and third party consents which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this document; and

• we have determined, in our reasonable judgment, based on consultation with the NYSE, that the NYSE is not likely to delist the Corporate Units as a result of the consummation of the exchange offer.

Our obligation to exchange is not subject to any minimum tender condition. For more information regarding the conditions to the exchange offer, see the section of this document entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Settlement Date	The settlement date for the exchange offer will be a date promptly following the expiration date. We currently expect the settlement date to be the third NYSE trading day after the expiration date. See “The Exchange Offer — Acceptance; Exchange of Corporate Units.”

No Appraisal Rights	No appraisal rights are available to holders of Corporate Units in connection with the exchange offer.

Regulatory Approvals; Third Party Consents; Effectiveness under Federal Securities Laws	As of October 8, 2010, we have obtained consent to the exchange offer of (i) the FBRNY under our senior secured FRBNY Credit Facility, (ii) the Trust under the Series C Perpetual, Convertible, Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009, between the Trust and American International Group, Inc., and (iii) the Department of the Treasury under the Securities Exchange Agreement, dated as of April 17, 2009, and the Securities Purchase Agreement, dated as of April 17, 2009, each between American International Group, Inc. and the Department of the Treasury. In addition, the registration statement of which this document forms a part must be declared effective by the SEC before, and remain effective at, the time we accept any Corporate Unit validly tendered and settle the exchange offer.

We are not aware of any other regulatory approvals or third party consents that are required for completing the exchange offer.

Procedure for Tendering Corporate Units	Any beneficial owner whose Corporate Units are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Corporate Units should contact such nominee promptly and instruct such entity to tender Corporate Units on such beneficial owner’s behalf. Any such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Corporate Units on your behalf on or prior to the expiration date.

Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our information agent at its telephone number set forth on the back cover page of this document.

We urge you to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

You may tender your Corporate Units by transferring them through DTC’s ATOP or following the other procedures described under “The Exchange Offer — Procedures for Tendering Corporate Units.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

Risk Factors	You should consider carefully all of the information included and incorporated by reference in this document and, in particular, you should evaluate the specific factors set forth, incorporated or referred to in the section entitled “Risk Factors” before deciding whether to participate in the exchange offer.

Material U.S. Federal Income Tax Consequences	There is no clear authority governing the U.S. federal income tax treatment of the exchange offer. We intend to treat the exchange offer as (1) a repurchase of your interests in the Debentures in exchange for common stock and an amount of cash, which, when added to the fair market value of the common stock received, will equal the principal amount of your 1/40 interests in the Debentures plus any accrued but unpaid interest to but excluding the settlement date of the exchange offer, and (2) a cancellation of the stock purchase contract forming part of your Corporate Units in exchange for a cash payment to the Company. For additional information, see “Material U.S. Federal Income Tax Consequences.”

Brokerage Commissions	You are not required to pay any brokerage commissions to the dealer managers, the exchange agent, the information agent or us in connection with the exchange offer. However, if your Corporate Units are held through a broker or other nominee who tenders the Corporate Units on your behalf (other than those tendered through one of the dealer managers), your broker may charge you a commission for doing so.

Dealer Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

Information Agent and Exchange Agent	Global Bondholder Services Corporation

Market Trading of Corporate Units	The Corporate Units are listed on the NYSE under the symbol “AIG-PrA”, and our common stock is listed on the NYSE under the symbol “AIG”. On November 1, 2010, the last reported sale price of the Corporate Units on the NYSE was $7.37 per Unit, and the last reported sale price of our common stock on the NYSE was $41.92 per share. The shares of our common stock to be issued in the exchange offer are expected to be, before the settlement of the exchange offer, approved for listing on the NYSE. The exchange offer is subject to, among other things, the condition that we have determined, in our reasonable judgment, based on consultation with the NYSE, that the NYSE is not likely to delist the Corporate Units as a result of the consummation of the exchange offer.

See “Price Range of Common Stock and Corporate Units; Dividends.”

Further Information	If you have questions about the terms of the exchange offer, please contact the dealer managers or the information agent. Requests for additional copies of this document and the letter of transmittal, or questions regarding the procedures for tendering your Corporate Units, may be directed to the information agent. The contact information for the dealer managers, information agent and exchange agent are set forth on the back cover page of this document.

As required by the Securities Act of 1933, we filed a registration statement relating to the exchange offer with the SEC. This document is a part of that registration statement.

See also “Where You Can Find More Information.”

RISK FACTORS

Before tendering Corporate Units in the exchange offer, you should consider carefully each of the following risk factors, as well as the risk factors set forth in Item 1A of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, Item 1A of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, in Item 1A of Part I of AIG’s 2009 Annual Report on Form 10-K and in AIG’s Current Report on Form 8-K filed on September 30, 2010 (see “Where You Can Find More Information” in this document). In addition, in determining whether to tender Corporate Units in the exchange offer, you should carefully consider the risks relating to holding the Equity Units described under “Risk Factors — Risks Relating to the Equity Units” in the prospectus supplement, dated May 12, 2008, to the prospectus, dated July 13, 2007.

Risks Relating to the Exchange Offer

By tendering your Corporate Units, you will forgo the possibility of being relieved of your obligation to purchase our common stock under the terms of the stock purchase contracts if we were to become subject to a bankruptcy or similar proceeding.

As a holder of our common stock rather than Corporate Units, in addition to surrendering the right to receive quarterly interest and contract adjustment payments, you will forgo the possibility of being relieved of your obligation to purchase common stock with the proceeds of the remarketing or the interests in the Debentures forming part of your Corporate Units. Under the purchase contract, your obligation to purchase our common stock would terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. If such an event were to occur, you would not be required to acquire shares of our common stock worth significantly less than the contract price. Thus, if such a termination event were to occur between completion of the exchange and any stock purchase date, you already would have purchased the common stock even though you would not have had to purchase common stock under the stock purchase agreement if you had waited to do so on that stock purchase date. See “Description of the Stock Purchase Contracts — Termination.”

We have not obtained a third-party determination that the exchange offer is fair to holders of the Corporate Units.

None of us, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange your Corporate Units in the exchange offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Corporate Units for purposes of negotiating the exchange offer or preparing a report concerning the fairness of the exchange offer. You must make your own independent decision regarding your participation in the exchange offer.

We may repurchase any Corporate Units that are not tendered in the exchange offer on terms that are more favorable to the holders of the Corporate Units than the terms of the exchange offer.

Although we do not currently intend to do so, we may, to the extent permitted by applicable law, after the settlement date of the exchange offer, purchase Corporate Units in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. If we decide to repurchase Corporate Units on terms that are more favorable than the terms of the exchange offer, those holders that decide not to participate in the exchange offer could be better off than those that participated in the exchange offer. Following completion of the exchange offer, we may also repurchase Debentures in a remarketing, in the open market, in privately negotiated transactions or otherwise.

Certain aspects of the U.S. federal income tax consequences of exchanging the Corporate Units are unclear.

We intend to treat the exchange offer as (1) a repurchase of your interests in the Debentures in exchange for common stock and an amount of cash, which, when added to the fair market value of the common stock received, will equal the principal amount of your 1/40 interests in the Debentures plus any accrued but unpaid interest to but excluding the settlement date of the exchange offer, and (2) a cancellation of the stock purchase contract forming part of your Corporate Units in exchange for a cash payment to the Company. However, there is no clear authority governing the U.S. federal income tax treatment of the exchange offer, and the Internal Revenue Service (“IRS”) may challenge such treatment and a court may sustain such a challenge. If the IRS were to challenge our characterization of the exchange offer successfully, the IRS’s recharacterization could adversely affect you. You are urged to consult your own tax advisors concerning the consequences of participating in the exchange offer. See “Material U.S. Federal Income Tax Consequences — Taxation of the Exchange Offer.”

Risks Relating to Failure to Consummate the Exchange Offer

Failure to complete the exchange offer successfully could negatively affect the price of our common stock.

Several conditions must be satisfied or waived in order to complete the exchange offer, including among others that there has been no change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects, and there has been no specified change in market conditions or regulation. See “The Exchange Offer — Conditions to the Exchange Offer.” The foregoing conditions may not be satisfied and, if they are not satisfied or waived, the exchange offer may not occur or may be delayed.

If the exchange offer is not completed or is delayed, the market price of our common stock or the Corporate Units may decline to the extent that the current market price of our common stock or the Corporate Units reflects a market assumption that the exchange offer has been or will be completed.

Failure to complete the exchange offer successfully could negatively impact our interest expense and our ability to obtain additional debt financing.

This exchange offer is part of our ongoing strategy to reduce our overall indebtedness and to mitigate the potential impact on our interest expense of any increase in the interest rate on the Debentures that may result from their remarketing. Failure to complete the exchange offer successfully will result in our having to remarket a greater principal amount of the Debentures, and remarketing may increase our interest expense if the interest rate on any series of Debentures is reset at a higher level following their remarketing and make it more difficult or more expensive for us to issue any new debt securities or to find additional financing.

Risks Relating to a Decision Not to Tender and Holding Corporate Units After the Exchange Offer

Corporate Units that you continue to hold after the exchange offer are expected to become less liquid following the exchange offer.

Depending on the number of Corporate Units that are accepted for exchange in the exchange offer, the trading market for the Corporate Units that remain outstanding after the exchange offer is expected to be more limited . Such reduction in the trading market may decrease the price and increase the volatility of the Corporate Units that remain outstanding following the completion of the exchange offer, which price and volatility may fluctuate significantly depending on the volume of trading in the Corporate Units. While it is a condition for the closing of this exchange offer that the Corporate Units not be delisted from NYSE as a result of the consummation of the exchange offer, there can be no assurance that subsequent market or other events, including a reduction in the number of holders, will not cause the NYSE to delist the Corporate Units.

USE OF PROCEEDS

We will not receive any net cash proceeds from the exchange offer.

PRICE RANGE OF COMMON STOCK AND CORPORATE UNITS; DIVIDENDS

Our common stock and the Corporate Units are listed on the NYSE under the symbols “AIG” and “AIG-PrA”, respectively. AIG common stock is also listed on stock exchanges in Ireland and Tokyo. The following table sets forth the high and low sales price and dividends declared per share of our common stock and high and low sales price per Corporate Unit on the NYSE during the periods shown, which have been adjusted to reflect the one-for-twenty reverse common stock split that became effective June 30, 2009.

	Common Stock			Corporate Units
			Common
			Stock
	Low Sale	High Sale	Dividends	Low Sale	High Sale
	Price	Price	Paid	Price	Price

2010
Fourth Quarter (through November 1, 2010)	38.30	43.57	—	7.20	8.93
Third Quarter	32.50	42.19	—	6.61	9.96
Second Quarter	32.11	45.90	—	8.78	11.34
First Quarter	21.54	38.45	—	9.00	12.72
2009
Fourth Quarter	27.40	47.42	—	8.90	12.67
Third Quarter	8.22	55.90	—	6.30	13.75
Second Quarter	19.40	43.80	—	3.90	10.83
First Quarter	6.60	40.00	—	3.47	11.35
2008
Fourth Quarter	27.00	99.20	—	3.67	14.00
Third Quarter	25.00	621.80	4.40	3.57	65.00
Second Quarter	527.40	990.00	4.00	59.29	79.05
First Quarter	770.00	1,188.40	4.00	—	—

As of September 30, 2010, there were 135,138,428 shares of common stock outstanding, held by approximately 44,038 record holders, and approximately 78,400,000 Corporate Units outstanding, held by one record holder, the nominee for DTC. As of November 1, 2010, no Treasury Units were outstanding. On November 1, 2010, the last reported sale price of our common stock on the NYSE was $41.92 per share and the last reported sale price of Corporate Units on the NYSE was $7.37 per Unit. The exchange offer is subject to, among other things, the condition that we have determined, in our reasonable judgment, based on consultation with the NYSE, that the NYSE is not likely to delist the Corporate Units as a result of the consummation of the exchange offer. The NYSE will consider delisting the outstanding Corporate Units if, following the exchange, the number of publicly held outstanding Corporate Units is less than 100,000, the number of holders of outstanding Corporate Units is less than 100, the aggregate market value of the outstanding Corporate Units is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding Corporate Units in light of all pertinent facts as determined by the NYSE.

Future dividends will be payable on our common stock only when, as and if declared by our board of directors and will be dependent upon regulatory requirements, business conditions, earnings, our cash requirements and other relevant factors. Under the FRBNY Credit Facility, we are currently restricted from declaring or paying dividends on the common stock. Moreover, pursuant to the terms of each of our Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series E Preferred Stock”) and our Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series F Preferred Stock”), we are not able to declare or pay any cash dividends on the common stock or on any of our preferred stock ranking junior to such series of preferred stock for any period until dividends on each of the Series E Preferred Stock and Series F Preferred Stock have been paid for such period. We have not paid dividends on the Series E Preferred Stock and Series F Preferred Stock since their issuance in 2009, and no dividends have been paid on our common stock since the third quarter of 2008. For a discussion of certain restrictions on the payment of dividends to AIG by some of its insurance subsidiaries, see our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and our 2009 Annual Report on Form 10-K, all of which are incorporated by reference herein.

CAPITALIZATION

The following tables set forth our cash and capitalization, as of June 30, 2010, on an actual basis and on an “as adjusted” basis to reflect the completion of the exchange offer assuming (1) a maximum number of 74,480,000 Corporate Units would be validly tendered and accepted in the exchange offer, which represents the high participation scenario of the exchange offer; and (2) an aggregate of 39,200,000 Corporate Units, or 50% of the issued and outstanding Corporate Units, would be validly tendered and accepted in the exchange offer, which represents a low participation scenario of the exchange offer. The actual number of Corporate Units validly tendered and accepted in the exchange offer could be lower or higher than the number presented in the low participation scenario below. These tables assume the cash consideration will be paid for from our available cash. These tables should be read in conjunction with our consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference into this document.

	At June 30, 2010
		As Adjusted	As Adjusted
		for a High	for a Low
		Participation	Participation
Capitalization (Condensed)	Actual	Scenario(1)	Scenario(2)
	(In millions, except share data)

Cash	$2,840	$2,578	$2,703

Debt
FRBNY Credit Facility	26,457	26,457	26,457
Other long-term debt	108,286	102,700	105,346

Total debt	$134,743	$129,157	$131,803

Shareholders’ equity:
Preferred stock
Series E; $5.00 par value; shares issued: 400,000, at aggregate liquidation value	$41,605	$41,605	$41,605
Series F; $5.00 par value; shares issued: 300,000, aggregate liquidation value: $7,543	7,378	7,378	7,378
Series C; $5.00 par value; shares issued: 100,000, aggregate liquidation value: $0.5	23,000	23,000	23,000
Common stock, $2.50 par value; 5,000,000,000 shares authorized; shares issued: 141,777,208 (actual); 149,126,150 (High Participation); 145,645,072 (Low Participation)	354	372	364
Treasury stock, at cost; 6,660,908 shares of common stock	(873)	(873)	(873)
Additional paid-in capital	6,297	11,767	9,176
Accumulated deficit	(12,120)	(12,231)	(12,178)
Accumulated other comprehensive income	9,829	9,829	9,829

Total AIG shareholders’ equity	$75,470	$80,847	$78,301
Noncontrolling interests	27,254	27,254	27,254

Total equity	$102,724	$108,101	$105,555

Total capitalization	$237,467	$237,258	$237,358

(1)	Assuming a maximum number of 74,480,000 Corporate Units would be validly tendered and accepted in the exchange offer, which represents the high participation scenario of the exchange offer.

(2)	Assuming an aggregate of 39,200,000 Corporate Units, or 50% of the issued and outstanding Corporate Units, would be validly tendered and accepted in the exchange offer, which represents a low participation scenario of the exchange offer.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of this exchange offer is to reduce our overall indebtedness by retiring the Debentures that form a part of the Corporate Units exchanged, to reduce the principal amount of Debentures that we are required to remarket in December 2010 and 2011 and to mitigate the potential impact on our interest expense of any increase in the interest rate on the Debentures that may result from that remarketing.

Terms of the Exchange Offer

We are offering to exchange 0.09867 shares of our common stock plus $3.2702 in cash for each validly tendered and accepted Corporate Unit, up to an aggregate of the Maximum Amount of our outstanding Corporate Units, upon the terms and conditions set forth in this document and in the related letter of transmittal. The Corporate Units can be exchanged only in integral multiples of 40 Corporate Units in the exchange offer. Corporate Units validly tendered and not withdrawn will be subject to proration as described in “The Exchange Offer — Proration,” if more than the Maximum Amount of Corporate Units are validly tendered and not withdrawn prior to the expiration date of the exchange offer. The Maximum Amount is initially 74,480,000 Corporate Units. However, if we determine in our reasonable judgment, based on consultation with the NYSE, that the NYSE is likely to delist the Corporate Units as a result of the consummation of the exchange offer, then we will reduce the Maximum Amount to an amount that we determine, in our reasonable judgment, is not likely to result in a delisting of the Corporate Units. See “The Exchange Offer — Proration.”

Any Corporate Unit tendered but not accepted shall remain outstanding upon completion of the exchange offer. Corporate Units accepted in the exchange offer, including the underlying stock purchase contracts and Debentures, will be retired and cancelled.

The consideration a tendering holder will receive for each validly tendered and accepted Corporate Unit — 0.09867 shares of common stock and $3.2702 in cash — is the same number of shares and the same cumulative amount of cash per Corporate Unit that a holder would receive if the holder did not tender into the exchange offer and instead held Corporate Units through the final stock purchase date. That number of shares and amount of cash is the result of netting the consideration payable in two separate transactions — the repurchase of the debentures underlying the Corporate Units for shares and cash and the cancellation of the stock purchase contracts underlying the Corporate Units for cash. The consideration payable in each of those netting transactions is as follows:

•	The consideration payable by the Company to repurchase the Debentures underlying each exchanged Corporate Unit will be 0.09867 shares of common stock plus an amount of cash that the Company will calculate so that the fair market value of those shares and that cash will equal the principal amount of and accrued interest on those Debentures to but excluding the settlement date.

•	The consideration payable by a tendering holder to cancel the stock purchase contract underlying each exchanged Corporate Unit will be an amount equal to the cash component of the repurchase price for the Debentures underlying such Corporate Unit (calculated as described in the preceding sentence) minus $3.2702.

As mentioned above, the consideration payable in those two transactions will be netted so that tendering holders will receive 0.09867 shares of common stock and $3.2702 in cash for each exchanged Corporate Unit and will not be required to make any cash payment to the Company.

This exchange offer is only for Corporate Units, so you will not be able to tender, and we will not accept, Treasury Units in the exchange offer. If you hold Treasury Units and want to participate in this exchange offer, you may recreate Corporate Units from Treasury Units as described in “Description of the Equity Units — Recreating Corporate Units.”

By tendering your Corporate Units, you will give up your right to receive quarterly contract adjustment payments and interest payments on the Debentures forming part of the Corporate Units payable on and after the date of settlement of the exchange offer, but you will not be losing the value represented by those payments because the cash payment you will receive in exchange for each Corporate Unit validly tendered and accepted for exchange will equal the cumulative amount of scheduled distributions on the Corporate Units remaining through the final stock purchase date.

Proration

We will accept up to the Maximum Amount of validly tendered Corporate Units in the exchange offer. The Maximum Amount is initially 74,480,000 Corporate Units. However, if we determine in our reasonable judgment, based on consultation with the NYSE, that the NYSE is likely to delist the Corporate Units as a result of the consummation of the exchange offer, then we will reduce the Maximum Amount to an amount that we determine, in our reasonable judgment, is not likely to result in a delisting of the Corporate Units. In this case, we will, if necessary, extend the exchange offer so that it expires at least ten business days after we announce the change and provide holders with notice of such extension and the new Maximum Amount as described below under “— Expiration Date; Extension; Termination; Amendment.” The NYSE will consider delisting the outstanding Corporate Units if, following the exchange, the number of publicly held Corporate Units is less than 100,000, the number of holders of Corporate Units is less than 100, the aggregate market value of the Corporate Units is less than $1 million or for any other reason based on the suitability for the continued listing of the Corporate Units in light of all pertinent facts as determined by the NYSE.

If the number of Corporate Units validly tendered and not withdrawn on or prior to the expiration date of the exchange offer is more than the Maximum Amount, we will accept Corporate Units from all holders that validly tender Corporate Units, on a pro rata basis with appropriate adjustment for integral multiples of 40 Units as described below such that no more than the Maximum Amount of Corporate Units are accepted. If the number of Corporate Units validly tendered and not withdrawn on or prior to the expiration date of the exchange offer is less than or equal to the Maximum Amount, we will accept for exchange all such Corporate Units. Any Corporate Units tendered but not accepted because of proration will be returned to the tendering holder. We will announce any proration percentage after the expiration of the exchange offer.

If, for any reason, proration of tendered Corporate Units is required, we will determine the final proration factor promptly after the expiration date of the exchange offer in a manner consistent with Rule 13e-4(f)(3) of the Exchange Act. Proration for each holder validly tendering Corporate Units will be based on the ratio of the Maximum Amount to the total number of Corporate Units validly tendered by all holders. This ratio (rounded to four decimal points) will be applied to holders tendering Corporate Units to determine the number of Corporate Units, rounded down as nearly as practicable to the nearest integral multiples of 40 Corporate Units, that will be purchased from each holder pursuant to the exchange offer. For instance, if 76,350,000 Corporate Units are validly tendered and not withdrawn, the proration factor would be 0.9755 (74,480,000 divided by 76,350,000, assuming the continuous listing conditions would be met after accepting all 74,480,000 Corporate Units). Accordingly, a holder who validly tendered 100,000 Corporate Units would have 97,520 Corporate Units accepted for exchange by us (0.9755 multiplied by 100,000, rounded down to the nearest integral multiple of 40 Corporate Units), and we would return 2,480 Corporate Units to such holder.

The proration percentage and the results of the exchange offer will be announced by press release promptly after the expiration date of the exchange offer.

As described in the section of this document entitled “Material U.S. Federal Income Tax Consequences,” you may be required to recognize taxable gain or loss with respect to the Debentures that are part of your Corporate Units. If you are required to recognize taxable gain or loss with respect to such Debentures, the amount of gain or loss recognized by you will depend in part on the adjusted basis you have in the Debentures that are part of your Corporate Units. If any of your Debentures has an adjusted basis that is different from any of your other Debentures and we prorate the tendered Corporate Units, you may wish to designate which of the Corporate Units are to be purchased in the exchange. The letter of transmittal provides you the opportunity to designate the order of priority in which Corporate Units are to be purchased, if we prorate the tendered Corporate Units.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 11:59 p.m., New York City time, on November 10, 2010, unless extended or earlier terminated by us. The term “expiration date” means such date and time or, if we extend the exchange offer, the latest date and time to which we extend the exchange offer.

We expressly reserve the right to extend the period of time that the exchange offer is open, and, if we elect to extend the exchange offer, delay acceptance for exchange of the Corporate Units tendered in the exchange offer, by giving oral or written notice to the exchange agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Corporate Units you have previously tendered in the exchange offer will remain subject to the exchange offer and subject to your right to withdraw them, as described under “— Withdrawals of Tenders.”

We expressly reserve the right, regardless of whether or not the conditions to the exchange offer have been satisfied but subject to applicable law, to terminate the exchange offer prior to the time it expires or to amend it in any respect. If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of the exchange offer for any reason, any Corporate Units previously tendered in the exchange offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer prior to the expiration date, we will extend the exchange offer, if and to the extent required by law, including Rule 13e-4 under the Exchange Act.

If we make a change in the number of Corporate Units sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the change and extend the exchange offer, if required by law including Rule 13e-4 under the Exchange Act and Rule 14e-1 under the Exchange Act, so that the exchange offer remains open a minimum of ten business days from the date we disseminate that disclosure.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to issue common stock or to deliver any exchange consideration in respect of, any Corporate Units tendered pursuant to the exchange offer, and we may terminate, extend or amend the exchange offer and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of and issuance of common stock in respect of any Corporate Units so tendered in the exchange offer, unless each of the following conditions are satisfied prior to the expiration date:

•	there shall not have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the exchange offer (which include those described under “— Purpose of the Exchange Offer”) or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

•	there shall not have been instituted or threatened in writing any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality, that relates in any manner to the exchange offer and that in our reasonable judgment makes it advisable to us to terminate the exchange offer;

•	we shall have obtained all governmental approvals and third party consents which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this document and all such approvals or consents shall remain in effect;

•	we shall have determined, in our reasonable judgment, based on consultation with the NYSE, that the NYSE is not likely to delist the Corporate Units as a result of the consummation of the exchange offer;

•	there shall not have occurred:

•	any general suspension of or limitation on prices for trading in securities in the United States securities or financial markets;

•	any disruption in the trading of our common stock;

•	a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens; and

•	the registration statement of which this document forms a part shall have become effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Corporate Units not previously accepted for exchange, if any of the conditions to the exchange offer specified above are not satisfied. In addition, we expressly reserve the right, at any time or at various times prior to the expiration date, to waive any conditions to the exchange offer, in whole or in part, except as to the requirement that the registration statement be declared effective, the requirement that the governmental approvals and third party consents be obtained and the requirement that the Corporate Units remain listed on the NYSE after the exchange offer, which conditions we cannot waive. We will give oral or written notice of any amendment, non-acceptance, termination or waiver to the exchange agent promptly, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

Fractional Shares

We will not issue fractional shares of our common stock in the exchange offer. Instead, the number of shares of our common stock received by each registered holder whose Corporate Units are accepted for exchange in the exchange offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down. We will not make payments of cash in lieu of any fractional share that would otherwise have been issued.

Procedures for Tendering Corporate Units

All of the Corporate Units were issued in book-entry form, and all of the Corporate Units are currently represented by one or more global certificates held for the account of DTC.

Any beneficial owner whose Corporate Units are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Corporate Units should contact such nominee promptly and instruct such entity to tender Corporate Units on such beneficial owner’s behalf.

You may tender your Corporate Units by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer — Procedures for Tendering Corporate Units.”

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

Any beneficial owner whose Corporate Units are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Corporate Units should contact such nominee promptly and instruct such entity to tender Corporate Units on such beneficial owner’s behalf.

If you hold your Corporate Units through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Corporate Units on your behalf on or prior to the expiration date.

How to Tender If You Are a DTC Participant

To participate in the offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•	(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile thereof to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive, prior to the expiration date, a properly transmitted agent’s message; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Corporate Units into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below, the letter of transmittal and any other documents required by the letter of transmittal.

Tenders of Corporate Units pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, the dealer managers or the information agent. Delivery of a letter of transmittal or an agent’s message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the exchange agent.

By tendering Corporate Units pursuant to the exchange offer, you will be deemed to have agreed that the delivery and surrender of the Corporate Units is not effective, and the risk of loss of the Corporate Units does not pass to the exchange agent, until receipt by the exchange agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or prior to the expiration date.

By tendering Corporate Units pursuant to the exchange offer, you will be deemed to have made the representations and warranties set forth in the letter of transmittal, including that you have full power and authority to tender, sell, exchange, assign and transfer the Corporate Units tendered thereby, that you have complied with the short tendering rule described under “— Compliance with ‘Short Tendering’ Rule” below, and that when such Corporate Units are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Corporate Units tendered thereby.

We have not provided guaranteed delivery provisions in connection with the exchange offer. You must tender your Corporate Units in accordance with the procedures set forth herein.

Tendering through DTC’s ATOP

The exchange agent will establish an account at DTC with respect to the Corporate Units for purposes of the exchange offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Corporate Units by causing DTC to transfer such Corporate Units into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

The exchange agent and DTC have confirmed that Corporate Units held in book-entry form through DTC that are to be tendered in the exchange offer are eligible for ATOP. To effectively tender Corporate Units eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent for its acceptance. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to DTC does not constitute delivery to the exchange agent.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such agent’s message, stating that such participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this document and the letter of transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Corporate Units on the expiration date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Corporate Units tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Corporate Units who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the letter of transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States. If Corporate Units are registered in the name of a person other than the signer of a letter of transmittal or a notice of withdrawal, as the case may be, or if delivery of the common stock is to be made or tendered Corporate Units that are not accepted are to be returned to a person other than the holder, then the signature on the letter of transmittal accompanying the tendered Corporate Units must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of tenders and withdrawals of Corporate Units will be determined by us, in our sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Corporate Units that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Corporate Units. A waiver of any defect or irregularity with respect to the tender of one Corporate Unit shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Corporate Units except to the extent we may otherwise so provide. Our interpretations of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Tenders of Corporate Units shall not be deemed to have been made until any defects or irregularities have been waived by us or cured within a time period that we will determine. None of us, the exchange agent, the dealer managers, the information agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Corporate Units, or will incur any liability to you for failure to give any such notice.

Withdrawals of Tenders

You may withdraw Corporate Units that you tender at any time prior to 11:59 p.m., New York City time, on the expiration date (currently scheduled for November 10, 2010), unless we extend it. In addition, you may withdraw Corporate Units that you tender that are not accepted by us for exchange after December 7, 2010, which is 40 business days after the date of commencement of the exchange offer.

For a withdrawal of a tender of Corporate Units to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. A form of notice of withdrawal is filed as an exhibit to the registration statement of which this document forms a part and is available on the website maintained by the exchange agent. Any notice of withdrawal must:

•	specify the name of the person who tendered the Corporate Units to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Corporate Units, if different from that of the person who deposited the Corporate Units,

•	specify the aggregate amount of the Corporate Units to be withdrawn,

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the letter of transmittal, including any required signature guarantee(s), and

•	if the letter of transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Corporate Units, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Corporate Units can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Corporate Units. However, Corporate Units validly withdrawn may thereafter be retendered at any time on or prior to the expiration date by following the procedures described under “— Procedures for Tendering Corporate Units.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. We reserve the absolute right to reject any or all attempted withdrawals of Corporate Units that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Corporate Units. A waiver of any defect or irregularity with respect to the withdrawal of one Corporate Unit shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Corporate Units except to the extent we may otherwise so provide. Withdrawals of Corporate Units shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the exchange agent, the dealer managers, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Any Corporate Units withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the Corporate Units so withdrawn are validly re-tendered. Any Corporate Units that have been tendered but which are effectively withdrawn will be credited to the account maintained at DTC from which they were delivered and returned without expense promptly after the effective withdrawal.

Acceptance; Exchange of Corporate Units

We will issue the exchange consideration, and cause it to be delivered, upon the terms and subject to the conditions of the exchange offer, including the proration described above, and pursuant to applicable law, in exchange for Corporate Units validly tendered but not withdrawn in the exchange offer promptly after the expiration date of the exchange offer and our acceptance of the validly tendered Corporate Units. We currently expect the settlement date of the exchange offer to be the third NYSE trading day after the expiration date. Valid tenders of the Corporate Units pursuant to the exchange offer will be accepted only in integral multiples of 40 Corporate Units.

In all cases, we will only accept the Corporate Units validly tendered and not withdrawn, and the exchange consideration for Corporate Units accepted for exchange by us pursuant to the exchange offer will only be made, after the exchange agent receives, prior to the expiration date:

•	a properly transmitted agent’s message; or

•	a timely confirmation of book-entry transfer of such Corporate Units into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below, the letter of transmittal and any other documents required by the letter of transmittal.

For purposes of the exchange offer, we will be deemed to have accepted Corporate Units for exchange if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

We will deliver the exchange consideration in exchange for Corporate Units accepted for exchange in the exchange offer as soon as practicable after the expiration of the exchange offer and the determination of the final proration factor, by issuing the common stock and depositing the exchange consideration on the settlement date with the exchange agent, which will act as agent for you for the purpose of receiving the exchange considerations and transmitting the exchange considerations to you. Tendering holders of the Corporate Units should indicate in the applicable box in the letter of transmittal or to the book-entry transfer facility in the case of holders that electronically transmit their acceptance through ATOP the name and address to which delivery of the exchange consideration for the Corporate Units accepted for exchange is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

If, for any reason, acceptance for exchange of validly tendered Corporate Units pursuant to the exchange offer is delayed, or we are unable to accept for exchange validly tendered Corporate Units pursuant to the exchange offer, then the exchange agent may, nevertheless, on behalf of us, retain (subject to Rule 13e-4 and Rule 14e-1 described above) tendered Corporate Units, without prejudice to our rights described under “— Expiration Date; Extension; Termination; Amendment,” “— Conditions to the Exchange Offer” and “— Withdrawals of Tenders” above.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of Corporate Units tendered under the exchange offer or the delivery of the exchange consideration in exchange for the Corporate Units accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Corporate Units deposited by or on behalf of the holders promptly after the termination or withdrawal of the exchange offer), or (2) terminate the exchange offer at any time.

You will not be obliged to pay brokerage commissions or fees to the dealer managers, the exchange agent, the information agent or us with respect to the exchange offer.

We have adopted direct company registration of our common stock. Holders of the Corporate Units accepted for exchange in the exchange offer will not receive stock certificates evidencing their ownership of the common stock issued in the exchange offer. Instead, they will be provided with a statement reflecting the number of shares registered in their accounts.

Under no circumstances will we pay interest on the exchange consideration regardless of any delay in making such payment.

Return of Unaccepted Corporate Units

Any tendered Corporate Units that are not accepted for exchange by us, including due to proration, will be returned without expense to the tendering holder. Corporate Units will be credited to the account maintained at DTC from which they were delivered and returned promptly after the expiration or termination of the exchange offer.

Certain Matters Relating to Non-U.S. Jurisdictions

Although we will mail this document to holders of the Corporate Units to the extent required by U.S. law, this document is not an offer or solicitation of an offer to sell, purchase or exchange securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Corporate Units in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the common stock that may apply in their home countries. We and the dealer managers cannot provide any assurance about whether such limitations may exist. By signing or being deemed to sign the letter of transmittal, you are representing that if you are located outside the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located.

Regulatory Approvals; Third Party Consents; Effectiveness under Federal Securities Laws

We have obtained consent to the exchange offer of (i) the FBRNY under our senior secured FRBNY Credit Facility, (ii) the Trust under the Series C Perpetual, Convertible, Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009, between the Trust and American International Group, Inc., and (iii) the Department of the Treasury under the Securities Exchange Agreement, dated as of April 17, 2009, and the Securities Purchase Agreement, dated as of April 17, 2009, each between American International Group, Inc. and the Department of the Treasury. We are not aware of any other regulatory approvals or third party consents that are required for completing the exchange offer.

In addition, the registration statement of which this document forms a part must be declared effective by the SEC before, and must remain effective at, the time we accept any Corporate Unit validly tendered and settle the exchange offer.

Source of Cash to be Paid in the Exchange Offer; Common Stock to be Issued

If Corporate Units aggregating 74,480,000 units, the maximum amount of Corporate Units that could be exchanged in the exchange offer, are validly tendered and accepted for exchange by us, we will (1) issue up to 7,348,942 shares of common stock to exchanging holders and (2) pay an aggregate of approximately $243,564,496 in cash to exchanging holders. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock. We intend to fund the cash component of the exchange consideration from our available cash and we may, if necessary, fund the cash from further draws on the FRBNY Credit Facility. The FRBNY Credit Facility was established in September 2008 with a five-year term, and is secured by pledges of the capital stock and assets of certain of AIG’s subsidiaries. The interest rate payable on outstanding borrowings is three-month LIBOR plus 3.0 percent per annum. As of June 30, 2010, $13.3 billion remained available under the FRBNY Credit Facility. See “About American International Group, Inc.” above, Note 14 to the Consolidated Financial Statement included in our Current Report on Form 8-K filed on August 6, 2010 and our Current Report on Form 8-K filed on September 30, 2010 for more information regarding the FRBNY Credit Facility.

Exchange Agent

Global Bondholder Services Corporation has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable actual out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this document. Delivery of a letter of transmittal to an address or transmission of the letter of transmittal via facsimile other than as set forth on the back cover of this document does not constitute a valid delivery of the letter of transmittal.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable actual out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this document or of the letter of transmittal should be directed to the information agent at the address set forth on the back cover of this document.

Dealer Managers

The dealer managers for the exchange offer are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., who will perform services customarily provided by investment banking firms acting as dealer managers of exchange offers of a like nature, including, but not limited to, soliciting tenders of Corporate Units pursuant to the exchange offer and communicating generally regarding the exchange offer with banks, brokers, custodians, nominees and other persons, including holders of Corporate Units. We have agreed to pay the dealer managers compensation for their services as dealer managers in connection with this exchange offer, which compensation is 0.32% of the aggregate stated amount of the Corporate Units accepted for exchange in the exchange offer.

The dealer managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. Certain of these relationships involve transactions that are material to us and our affiliates and for which the dealer managers have received significant fees. In addition, the dealer managers and/or their affiliates serve as agents and lenders under certain of our existing credit facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are also acting as financial advisors to us in connection with the Recapitalization. The dealer managers have received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The dealer managers may from time to time hold Corporate Units and shares of our common stock in their proprietary accounts, and, to the extent they own Corporate Units in these accounts at the time of the exchange offer, the dealer managers may tender these Corporate Units, although a dealer manager will not be paid a fee for Corporate Units tendered by that dealer manager for its own account. Subject to applicable law, during the course of the exchange offer, the dealer managers may trade shares of our common stock for their own account or for the accounts of their customers. As a result, the dealer managers may hold a long or short position in our common stock.

With respect to jurisdictions located outside of the United States, the offers may be conducted through affiliates of the dealer managers that are registered and/or licensed to conduct the offers in such jurisdictions.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the remarketing agents for the Debentures that are part of the Corporate Units and will receive a fee in connection with a successful remarketing of such Debentures in an amount equal to 0.25% of the Treasury portfolio price applicable to the Debentures.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by the dealer managers and information agent, as well as by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable actual out-of-pocket expenses. We will indemnify each of the exchange agent, the dealer managers and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

We will pay all transfer taxes applicable to the exchange and transfer of Corporate Units pursuant to the exchange offer, except if:

•	the delivery of the common stock and payment of other exchange consideration is being made to, or if Corporate Units not tendered or not accepted for payment are registered in the name of, any person other than the holder of Corporate Units tendered thereby;

•	the Corporate Units are credited in the name of any person other than the person(s) signing the letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; or

•	transfer tax is imposed for any reason other than the exchange of our common stock for Corporate Units in connection with the exchange offer,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the Company will be entitled to bill the amount of such transfer taxes directly to the tendering holder.

Brokerage Commissions

Holders that tender their Corporate Units to the exchange agent do not have to pay a brokerage fee or commission to us, the dealer managers, the exchange agent or the information agent in connection with the tender of such securities. However, if a tendering holder handles the transaction through its bank, broker, custodian or nominee, that holder may be required to pay that bank, broker, custodian or nominee brokerage fees or commissions.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Corporate Units under applicable law in connection with the exchange offer.

No Recommendation

None of us, the trustee, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange your Corporate Units in the exchange offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Corporate Units for purposes of negotiating the exchange offer or preparing a report concerning the fairness of the exchange offer. The value of the exchange consideration to be issued in the exchange offer may not equal or exceed the value of the Corporate Units tendered. You must make your own independent decision regarding your participation in the exchange offer.

Accounting Treatment

As a result of the exchange offer, we will:

•	record an increase to stockholders’ equity in an amount equal to (a) the carrying amount of the Debentures retired plus the unpaid portion of contract adjustment payments that were recorded when the Corporate Units were originally issued on the stock purchase contracts cancelled, less (b) the net cash we pay in connection with the exchange, including for transaction expenses but excluding the portion of the net cash that corresponds to accrued and unpaid interest on the Debentures as of the date of payment,

•	reduce our liabilities by an amount equal to the amount referred to in (a) above plus the accrued interest referred to in (b) above minus any amount of the net cash we pay in connection with the exchange that we fund through borrowings and

•	record a loss in our income statement in an amount equal to the transaction expenses we pay in connection with the exchange offer plus the amount by which the consideration allocated to the Debentures retired exceeds their carrying amount.

The carrying amount of the Debentures underlying all of the outstanding Corporate Units is approximately $100 million lower than their principal amount (due to unamortized debt issuance costs). We expect to record a loss as a result of the exchange offer that does not differ materially from the transaction expenses we pay in connection with the exchange offer (mainly the fees of the dealer managers described under “The Exchange Offer — Dealer Managers”) plus unamortized debt issuance costs associated with the Debentures underlying exchanged Corporate Units.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Corporate Units for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Corporate Units being tendered and (b) will cause such Corporate Units to be delivered in accordance with the terms of the exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Corporate Units in response to the exchange offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the exchange offer upon the terms and subject to the conditions of the exchange offer, including the tendering holder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Corporate Units being tendered pursuant to the exchange offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Corporate Units complies with Rule 14e-4.

Consequences of Failure to Exchange Corporate Units

The terms of the Corporate Units not exchanged in the exchange offer will not change as a result of the exchange offer, and the Debentures forming part of your Corporate Units will therefore remain subject to remarketing. For a description of the terms of the Corporate Units and the stock purchase contracts and Debentures underlying them, see “Description of the Equity Units,” “Description of the Stock Purchase Contracts” and “Description of the Debentures.” In addition, Debentures included in the Corporate Units not exchanged in the exchange offer will continue to be subject to remarketing.

Depending on the amount of Corporate Units that are accepted for exchange in the exchange offer, the trading market for the Corporate Units that remain outstanding after the exchange offer is expected to be more limited. The 74,480,000 Corporate Units, which is the maximum number of Corporate Units that could be exchanged in the exchange offer, represent approximately 95% of the total outstanding Corporate Units. Such reduction in the trading market may decrease the price and increase the volatility of the Corporate Units that remain outstanding following the completion of the exchange offer, which price and volatility may fluctuate significantly depending on the volume of trading in the Corporate Units.

In addition, although we do not currently intend to do so, we may, to the extent permitted by applicable law, after the settlement date of the exchange offer, purchase Corporate Units in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer. Following completion of the exchange offer, we may also repurchase Debentures in a remarketing, in the open market, in privately negotiated transactions or otherwise.

Corporate Units Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, controlling persons, other affiliates, associates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ or controlling persons’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) own any Corporate Units, or (b) have effected any transactions involving the Corporate Units during the 60 day period prior to the date of this document.

DESCRIPTION OF CAPITAL STOCK

References to “AIG,” “us,” “we” or “our” in this section mean American International Group, Inc. and do not include the subsidiaries of American International Group, Inc. Also, in this section, references to “holders” mean those who own capital stock or depositary shares registered in their own names, on the books that we maintain for this purpose.

The section summarizes some of the terms of our capital stock, securities exercisable for our common stock and debt instruments and agreements containing restrictions relating to our capital stock. This summary does not purport to be complete and is qualified by the documents governing those terms which contain the full legal text of the matters described in this section. Such documents have been filed with the SEC or incorporated by reference as exhibits to the registration statement of which this document forms a part, to our 2009 Annual Report on Form 10-K or to Post-Effective Amendment No. 1 to our registration statement on Form S-3, filed on August 9, 2010 (File No. 333-160645). You should refer to these documents for more information.

See “About American International Group, Inc.” for a discussion of the expected impact of the Recapitalization on our capital structure.

Common Stock

AIG’s authorized capital stock includes 5,000,000,000 shares of common stock (par value $2.50 per share). As of September 30, 2010, there were 135,138,428 shares of common stock outstanding.

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (AIG is subject to contractual restrictions on its ability to pay dividends); and

•	in the event of dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG’s amended and restated certificate of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval.

AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they will be provided with a statement reflecting the number of shares registered in their accounts.

Preferred Stock

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. This section summarizes terms of the preferred stock that apply generally to all series. The specific terms of a series of preferred stock may vary from the terms described here.

AIG’s authorized capital stock includes 100,000,000 shares of preferred stock, par value $5.00 per share. Each series of preferred stock is governed by Delaware law.

The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of our board of directors without shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

•	dividend rights;

•	conversion or exchange rights;

•	voting rights;

•	redemption rights and terms;

•	liquidation preferences;

•	sinking fund provisions;

•	the serial designation of the series; and

•	the number of shares constituting the series.

We may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts. The rights of holders of preferred stock may be adversely affected by the rights of holders of existing preferred stock or preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in the document governing the terms of the applicable series of preferred stock, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of AIG.

All preferred stock will be issued in direct company registration form on the books and records of AIG. Purchasers of shares of preferred stock will be provided with a statement reflecting the number of shares registered in their accounts.

Series C Preferred Stock

On March 4, 2009, we issued to AIG Credit Facility Trust, a trust established for the sole benefit of the United States Treasury (the “Trust”), 100,000 shares of our Series C Perpetual, Convertible, Participating Preferred Stock, par value $5.00 per share (the “Series C Preferred Stock”), pursuant to the Series C Perpetual, Convertible, Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009 (the “Series C Purchase Agreement”), between the Trust and us.

The Trust currently holds the Series C Preferred Stock for the sole benefit of the United States Treasury. The holders of the Series C Preferred Stock have preferential liquidation rights over the holders of our common stock and, to the extent permitted by law, vote with the our common stock on all matters submitted to our shareholders. The Series C Preferred Stock is entitled to (i) a percentage of the voting power of our shareholders entitled to vote on any particular matter, except where a vote of the common stock only is required, and (ii) a percentage of the aggregate dividend rights of the outstanding shares of our common stock and the Series C Preferred Stock, in each case, on an as converted basis, which percentage represented, as of September 30, 2010, approximately 79.8 percent of each of such voting power and total dividends payable. No dividends have been paid on the Series C Preferred Stock since its issuance in 2009. The Series C Preferred Stock will become convertible into common stock upon the subsequent amendment of our Amended and Restated Certificate of Incorporation, which amendment will need to be approved by a separate class vote of the holders of our common stock. Upon such amendment, the Series C Preferred Stock will be convertible into a number of shares of our common stock representing its voting power at that time. The Series C Preferred Stock has a $5.00 per share liquidation preference, plus an amount equal to all previously declared and unpaid dividends, and the holders the Series C Preferred Stock are entitled to receive the distribution upon our liquidation payable with respect to the shares of our common stock issuable upon conversion of the Series C Preferred Stock.

Shares of the Series C Preferred Stock are not subject to any redemption or sinking fund.

Series D Preferred Stock

Our Series D Fixed Rate Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series D Preferred Stock”), was exchanged for our Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series E Preferred Stock”), on April 17, 2009, pursuant to the Securities Exchange Agreement dated as of April 17, 2009 (the “Series E Securities Exchange Agreement”), between us and the Department of the Treasury. The Series D Preferred Stock was eliminated thereupon.

Series E Preferred Stock

On April 17, 2009, we issued to the Department of the Treasury 400,000 shares of the Series E Preferred Stock, in exchange for the then outstanding Series D Preferred Stock, pursuant to the Series E Securities Exchange Agreement.

Dividends on the Series E Preferred Stock are payable, if, as and when declared by our board of directors or a duly authorized committee thereof, on a non-cumulative basis, out of assets legally available therefor, in cash, at the rate per annum of 10 percent of the liquidation preference of $104,011.44 per share (the “Series E Liquidation Preference”). The Series E Preferred Stock ranks senior to the common stock and the Series C Preferred Stock and any other series of preferred stock subsequently issued by us to any person other than the Department of the Treasury with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up of AIG, and ranks pari passu with the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock.

We may redeem the Series E Preferred Stock at the Series E Liquidation Preference, plus unpaid dividends for the then-current dividend period, at any time that the Trust, or any successor entity, beneficially owns less than 30 percent of our voting securities and no holder of the Series E Preferred Stock controls or has the potential to control us.

Holders of the Series E Preferred Stock are entitled to vote for the election of the greater of two additional members of our board of directors and a number of directors (rounded upward) equal to 20 percent of the total number of our directors if dividends payable on the shares of the Series E Preferred Stock have not been paid for four or more dividend periods, whether or not consecutive (including for this purpose the period during which the Series D Preferred Stock was outstanding). We have not paid dividends on the Series E Preferred Stock since its issuance in 2009, and as of September 30, 2010, two directors were elected by the holders of the Series E Preferred Stock together with the holders of the Series F Preferred Stock.

Pursuant to the Series E Securities Exchange Agreement, we will be obligated, at the request of the Department of the Treasury, to file a registration statement under the Securities Act of 1933 with respect to the Series E Preferred Stock for resales of the Series E Preferred Stock.

In addition, the Series E Preferred Stock is subject to a replacement capital covenant (the “Replacement Capital Covenant”), whereby we agree for the benefit of the holders of its 6.25% Notes due 2036 (CUSIP No. 026874AZ0) that we may not redeem or purchase, and none of our subsidiaries may purchase, all or any part of the Series E Preferred Stock at any time prior to April 17, 2012 except with the proceeds obtained from the issuance by us or any such subsidiary of certain replacement capital securities as set forth in the Replacement Capital Covenant.

Pursuant to the Series E Securities Exchange Agreement, the Department of the Treasury has the right to exchange the shares of the Series E Preferred Stock for a new series of our serial preferred stock with the same terms as the terms of the Series E Preferred Stock, except that the liquidation preference of such new series will be $10,000 per share, or such amount per share as may be reasonably specified by the Department of the Treasury based on the number of shares of the new serial preferred stock to be exchanged.

The Series E Preferred Stock is not convertible into our common stock or any other class or series of our securities other than described in the preceding paragraph and is not subject to any sinking fund or any other similar obligation for its repurchase or retirement.

Series F Preferred Stock

On April 17, 2009, we issued to the Department of the Treasury 300,000 shares of our Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series F Preferred Stock”), pursuant to the Securities Purchase Agreement, dated as of April 17, 2009 (the “Series F Purchase Agreement”), between us and the Department of the Treasury. Pursuant to the Series F Purchase Agreement, the Department of the Treasury agreed to provide up to $29.835 billion (the “Department of the Treasury Commitment”) in exchange for increases in the liquidation preference of the Series F Preferred Stock.

The terms of the Series F Preferred Stock are substantially the same as the Series E Preferred Stock, except that the Series F Preferred Stock is not subject to a replacement capital covenant. The liquidation preference of the Series F Preferred Stock was initially $0 per share and will be increased pro rata by the amount of each drawdown of the Department of the Treasury Commitment. As of September 30, 2010, AIG had drawn down on the Department of the Treasury Commitment in the amount of approximately $7.543 billion. As a result, the liquidation preference of the Series F Preferred Stock had increased to $25,143.56 per share as of September 30, 2010.

The Series F Preferred Stock ranks senior to the common stock, ranks pari passu with the Series E Preferred Stock and ranks senior to the Series C Preferred Stock and any other series of preferred stock subsequently issued by us to any person other than the Department of the Treasury with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up of AIG.

Pursuant the Series F Purchase Agreement, we will be obligated, at the request of the Department of the Treasury, to file a registration statement under the Securities Act of 1933 with respect to the Series F Preferred Stock for resales of Series F Preferred Stock.

Pursuant to the Series F Purchase Agreement, the Department of the Treasury has the right to exchange the shares of each of the Series F Preferred Stock for a new series of our serial preferred stock with the same terms as the respective terms of the Series F Preferred Stock, except that the liquidation preference of such new series will be $10,000 per share, or such amount per share as may be reasonably specified by the Department of the Treasury based on the number of shares of the new serial preferred stock to be exchanged.

The Series F Preferred Stock is not convertible into our common stock or any other class or series of our securities other than described in the preceding paragraph and is not subject to any sinking fund or any other similar obligation for their repurchase or retirement.

We have not paid dividends on the Series F Preferred Stock since its issuance in 2009, and as of September 30, 2010, two directors were elected by the holders of the Series F Preferred Stock together with the holders of the Series E Preferred Stock.

Impact on Dividend of Common Stock

Pursuant to the terms of our Series C Preferred Stock, we are not able to declare or pay a dividend on our common stock unless we simultaneously declare and pay such dividend on the Series C Preferred Stock. Pursuant to the terms of each of our Series E Preferred Stock and our Series F Preferred Stock, we are not able to declare or pay any cash dividends on the common stock or on any of our preferred stock ranking junior to such series of preferred stock for any period until dividends on each of the Series E Preferred Stock and Series F Preferred Stock have been paid for such period. We have not paid dividends on the Series E Preferred Stock and Series F Preferred Stock since their issuance in 2009, and no dividends have been paid on the our common stock since the third quarter of 2008. As of September 30, 2010, two directors were elected by the holders of the Series E Preferred Stock and Series F Preferred Stock pursuant to the terms of those securities.

Other Restrictions under Series C Purchase Agreement, Series E Securities Exchange Agreement and Series F Purchase Agreement

Pursuant to the Series C Purchase Agreement, so long as the Trust owns and is entitled to own upon conversion of the Series C Preferred Stock, in aggregate, 50% or more of the shares of our common stock convertible under and converted from the Series C Preferred Stock, we may not, without the prior written consent of the Trust, subject to certain exceptions, issue or grant (i) any capital stock; (ii) any rights or securities exercisable or exchangeable for or convertible into any capital stock; or (iii) any stock appreciation rights, phantom stock rights, or any other profit participation rights, or any rights or options to acquire any such rights.

Among other things, the Series E Securities Exchange Agreement and the Series F Purchase Agreement restrict our ability and the ability of our subsidiaries to, subject to certain exceptions, (i) declare or pay any dividend or distribution on the common stock, or (ii) repurchase any shares of our common stock or other capital stock, without consent of the Department of the Treasury, prior to the earlier of (x) April 17, 2012, and (y) when the Department of the Treasury and its affiliate cease to be holders of the Series E Preferred Stock or Series F Preferred Stock, as the case may be.

Warrants

Series D Warrant

On November 25, 2008, we issued to the Department of the Treasury a warrant (the “Series D Warrant”) to purchase up to 2,689,938 shares of our common stock, as adjusted to reflect the effect of the one-for-twenty reverse stock split of our common stock. The Series E Securities Exchange Agreement permits the Department of the Treasury in certain circumstances to elect to exchange the Series D Warrant for 2,689,938 shares of our Series C Preferred Stock instead of our common stock. The Series D Warrant is currently exercisable at an exercise price of $50 per share. The ultimate number of shares of common stock or Series C Preferred Stock to be issued under the terms of the Series D Warrant and the exercise price of the Series D Warrant are also subject to certain customary anti-dilution adjustments as set forth in the Series D Warrant certificate, including among others, upon the issuances, in certain circumstances, of common stock or securities convertible into common stock.

The Series D Warrant has a term of 10 years and is exercisable at any time, in whole or in part. The Series D Warrant is not subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws. The Department of the Treasury has agreed that it will not exercise any voting rights with respect to the common stock issued upon exercise of the Series D Warrant. We will be obligated, at the request of the Department of the Treasury, to file a registration statement with respect to the Series D Warrant and the common stock for which the Series D Warrant can be exercised. If the Series D Preferred Stock is redeemed in whole or is transferred in whole to one or more third parties, we may repurchase the Series D Warrant then held by the Department of the Treasury at any time thereafter for its fair market value so long as no holder of the Series D Warrant controls or has the potential to control us.

Series F Warrant

On April 17, 2009, we issued to the Department of the Treasury a warrant (the “Series F Warrant”) to purchase up to 150 shares of our common stock, as adjusted to reflect the effect of the one-for-twenty reverse stock split of our common stock, pursuant to the Series F Purchase Agreement. The Series F Warrant is currently exercisable at an exercise price of $0.00002 per share. The ultimate number of shares of common stock to be issued under the terms of the Series F Warrant and the exercise price of the Series F Warrant are subject to certain customary anti-dilution adjustments as set forth in the Series F Warrant certificate, including among others, upon the issuances, in certain circumstances, of common stock or securities convertible into common stock.

The Series F Warrant has a term of 10 years and is exercisable at any time, in whole or in part. The Series F Warrant is not subject to any contractual restrictions on transfer other than such as are necessary to ensure compliance with U.S. federal and state securities laws. The Department of the Treasury has agreed that it will not exercise any voting rights with respect to the common stock issued upon exercise of the Series F Warrant. We will be obligated, at the request of the Department of the Treasury, to file a registration statement with respect to the Series F Warrant and the common stock for which the Series F Warrant can be exercised. If the Series F Preferred Stock is redeemed in whole or is transferred in whole to one or more unaffiliated third parties, we may repurchase the Series F Warrant and any common stock issuable upon exercise of the Series F Warrant then held by the Department of the Treasury at any time thereafter for their fair market value so long as the Department of the Treasury does not control or have the potential to control us.

Impact of Other Securities and Other Restrictions

Junior Subordinated Debentures

We have previously issued junior subordinated debentures that contain provisions that restrict our activities with respect to our common stock. Specifically, the issued debentures provide that if an event of default has occurred and is continuing with respect to the issued debentures or we have given notice of our election to defer interest payments on the issued debentures but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, and will not permit any of our subsidiaries to, subject to certain exceptions under the applicable series of the junior subordinated debentures: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, (b) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that upon our liquidation rank pari passu with or junior to the issued debentures or (c) make any guarantee payments with respect to any of our guarantees of the securities of any subsidiary if such guarantee ranks pari passu with, or junior in interest to, the issued debentures.

In addition, if any deferral period for certain of the issued debentures lasts longer than one year, neither we nor any of our subsidiaries will be permitted to purchase, redeem or otherwise acquire any securities ranking junior to or pari passu with any common stock, certain qualifying warrants and certain qualifying non-cumulative preferred stock, the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid, subject to the exceptions listed above. However, if we are involved in a business combination where immediately after its consummation more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the surviving or resulting entity’s board of directors, then the one-year restriction on repurchases described in the previous sentence will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

As of June 30, 2010, we had $11.4 billion aggregate principal amount of such junior subordinated debentures outstanding in various series, and we have not deferred any interest payment under such junior subordinated debentures.

FRBNY Credit Facility

We entered into a senior secured credit facility (the “FRBNY Credit Facility”) with the Federal Reserve Bank of New York (“FRBNY”) under the Credit Agreement, dated as of September 22, 2008, as amended from time to time, between us and the FRBNY.

Under the FRBNY Credit Facility, we are currently restricted from declaring or paying dividends or distributions on the common stock, or repurchasing any common stock subject to certain exceptions in connection with the employee benefits plans. So long as no default shall have occurred thereunder, the FRBNY Credit Facility permits payments of non-cumulative cash dividends on our Series E Preferred Stock and Series F Preferred Stock at a rate not to exceed 10% per annum.

DESCRIPTION OF THE EQUITY UNITS

The section summarizes some of the terms of the Equity Units. This summary does not purport to be complete and is qualified by the documents governing those terms which contain the full legal text of the matters described in this section. Such documents have been filed with the SEC or incorporated by reference as exhibits to the registration statement of which this document forms a part. You should refer to these documents for more information.

The Equity Units were issued on May 16, 2008 under the purchase contract agreement and pledge agreement between us and The Bank of New York Mellon (formally known as The Bank of New York), whom we refer to as the purchase contract agent, and Wilmington Trust Company, as collateral agent, custodial agent and securities intermediary (the “collateral agent”). Equity Units may be either Corporate Units or Treasury Units. The Equity Units initially consisted of 78,400,000 Corporate Units, each with a stated amount of $75, which will reduce by $25 on each stock purchase date.

Corporate Units

Each Corporate Unit consists of a unit comprising:

(a)	a stock purchase contract under which, subject to a holder’s early settlement right as described under “Description of the Stock Purchase Contracts — Early Settlement,”

(1)	the holder is obligated to purchase from us, and we are obligated to sell to the holder, for $25, a number of shares of our common stock equal to the applicable settlement rate described below under “Description of the Stock Purchase Contracts — Purchase of Common Stock” (which settlement rate is subject to anti-dilution adjustments under the circumstances set forth under “Description of the Stock Purchase Contracts — Anti-Dilution Adjustments”) on each of February 15, 2011, May 1, 2011 and August 1, 2011, or the next business day (as defined herein) if any such day is not a business day (each such date, a “stock purchase date”); and

(2)	we are obligated to pay the holder quarterly contract adjustment payments:

•	from and including the issue date to but excluding the first stock purchase date at an annual rate of 2.7067% on the initial stated amount of $75 per stock purchase contract;

•	from and including the first stock purchase date to but excluding the second stock purchase date at an annual rate of 2.6450% on the adjusted stated amount of $50 per stock purchase contract; and

•	from and including the second stock purchase date to but excluding the third stock purchase date at an annual rate of 2.6100% on the adjusted stated amount of $25 per stock purchase contract.

(b)	a 1/40, or 2.5%, undivided beneficial ownership interest in one or more of the following Debentures, each with a principal amount of $1,000:

(1)	a Series B-1 Junior Subordinated Debenture, or “Series B-1 Debenture,” initially due February 15, 2041;

(2)	a Series B-2 Junior Subordinated Debenture, or “Series B-2 Debenture,” initially due May 1, 2041; and

(3)	a Series B-3 Junior Subordinated Debenture, or “Series B-3 Debenture,” initially due August 1, 2041.

The Series B-1 Debentures, the Series B-2 Debentures and the Series B-3 Debentures are referred to collectively as the “Debentures.” On the remarketing settlement date for any series of Debentures, the undivided beneficial ownership interest in such Debenture will be replaced with an interest in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio.

Upon the initial issuance of the Equity Units, the purchase price of each Equity Unit was allocated between the related stock purchase contract and the related beneficial interest in each Debenture in proportion to their respective fair market values at the time of issuance. We reported the fair market value of each such 1/40, or 2.5%, undivided beneficial ownership interest with a principal amount of $1,000 as $25 and the fair market value of the stock purchase contract as $0. This position generally is binding on the beneficial owner of each Equity Unit but not on the IRS.

As long as an Equity Unit is in the form of a Corporate Unit, your beneficial interest in the Debentures (or, in the case of successful remarketing after the applicable remarketing settlement date and prior to the applicable stock purchase date, the Treasury portfolio) forming a part of the Corporate Unit remains pledged to us through the collateral agent to secure your obligation to purchase shares of our common stock under the stock purchase contract forming part of such Corporate Unit. Holders of Corporate Units receive interest paid on Debentures pledged in relation to their Equity Units despite our security interest.

Creating Treasury Units

Each holder of 40 Corporate Units has the right at any time other than during a blackout period as described below to create Treasury Units by substituting interests in the applicable qualifying treasury securities (as described below) for such holder’s ownership interests in the Debentures held by the collateral agent, in an amount at maturity equal to the principal amount of the Debentures for which substitution is being made. Because qualifying treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. Accordingly, prior to the close of business on the second business day prior to the first remarketing period start date (as defined under “Description of the Stock Purchase Contracts — Remarketing”), to create Treasury Units from Corporate Units a holder must substitute a qualifying treasury security with a principal amount of $1,000 described in each of the three bullet points below for each 40 Corporate Units. After the first remarketing period (or if the remarketing of the Series B-1 Debentures is successful, after the first stock purchase date) and prior to the close of business on the second business day prior to the second remarketing period start date, to create Treasury Units from Corporate Units a holder must substitute a qualifying treasury security described in each of the second and third bullet points below with a principal amount of $1,000 for each 40 Corporate Units. After the second remarketing period (or if the remarketing of the Series B-2 Debentures is successful, after the second stock purchase date) and prior to the close of business on the second business day prior to the third remarketing period start date, to create Treasury Units from Corporate Units a holder must substitute a qualifying treasury security described in the third bullet point below with a principal amount of $1,000 for each 40 Corporate Units. Substitutions will not be permitted following the close of business on the second business day prior to a remarketing period start date and prior to the end of the applicable remarketing period or, if the applicable remarketing is successful, the applicable stock purchase date. We refer to the periods during which substitutions are not permitted as “blackout periods.”

The interests in the applicable “qualifying treasury securities” that must be substituted in order to create each Treasury Unit consist of:

•	until the first stock purchase date, a 1/40, or 2.5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security (CUSIP No. 912820GC5) that matures on such stock purchase date with a principal amount at maturity of $1,000;

•	until the second stock purchase date, a 1/40, or 2.5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security (CUSIP No. 921820NA1) that matures on the day prior to such stock purchase date with a principal amount at maturity of $1,000; and

•	until the third stock purchase date, a 1/40, or 2.5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security (CUSIP No. 912820NK9) that matures on the day prior to such stock purchase date with a principal amount at maturity of $1,000.

These substitutions will create Treasury Units, and the applicable series of Debentures will be released to the holder and be separately tradable from the Treasury Units.

Each Treasury Unit consists of a unit with an initial stated amount of $75, which will reduce by $25 on each stock purchase date, and consists of:

(a)	a stock purchase contract under which, subject to a holder’s early settlement right:

(1)	the holder is obligated to purchase from us, and we are obligated to sell to the holder, not later than on each stock purchase date, for $25 in cash, a number of shares of our common stock equal to the settlement rate described below under “Description of the Stock Purchase Contracts — Purchase of Common Stock” (which settlement rate will be subject to anti-dilution adjustment under the circumstances set forth in “Description of the Stock Purchase Contracts — Anti-Dilution Adjustments”), and

(2)	we are obligated to pay the holder quarterly contract adjustment payments:

•	from and including the issue date to but excluding the first stock purchase date, at an annual rate of 2.7067% on the initial stated amount of $75 per stock purchase contract;

•	from and including the first stock purchase date to but excluding the second stock purchase date, at the annual rate of 2.6450% on the adjusted stated amount of $50 per stock purchase contract; and

•	from and including the second stock purchase date to but excluding the third stock purchase date, at the annual rate of 2.6100% on the adjusted stated amount of $25 per stock purchase contract; and

(b)	a 1/40, or 2.5%, undivided beneficial ownership interest in the applicable qualifying treasury securities.

To create 40 Treasury Units, a Corporate Unit holder must:

•	deposit with the collateral agent $1,000 principal amount at maturity of each qualifying treasury security then constituting part of a Treasury Unit, which must be purchased in the open market at the Corporate Unit holder’s expense, and

•	transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited each such qualifying treasury security with the collateral agent and requesting the release to the holder of the Debentures relating to 40 Corporate Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Debentures from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 40 Corporate Units,

•	transfer the related Debentures to the holder, and

•	deliver 40 Treasury Units to the holder.

The qualifying treasury securities will be substituted for the Debentures and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase common stock under the related stock purchase contracts. The related Debentures released to the holder thereafter will trade separately from the resulting Treasury Units.

Recreating Corporate Units

Each holder of 40 Treasury Units has the right at any time other than during a blackout period as described below to recreate Corporate Units by substituting interests in the applicable Debentures for such holder’s ownership interest in the qualifying treasury securities held by the collateral agent, in an amount equal to the principal amount at maturity of the qualifying treasury securities for which substitution is being made. Because qualifying treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units. Accordingly, prior to the close of business on the second business day prior to the first remarketing period start date, to recreate Corporate Units from Treasury Units a holder must substitute Debentures of each series with a principal amount of $1,000 for each 40 Treasury Units. After the first remarketing period (or if the remarketing of the Series B-1 Debentures is successful, after the first stock purchase date) and prior to the close of business on the second business day prior to the second remarketing period start date, to recreate Corporate Units from Treasury Units a holder must substitute Series B-2 Debentures and Series B-3 Debentures with a principal amount of $1,000 for each 40 Treasury Units. After the second remarketing period (or if the remarketing of the Series B-2 Debentures is successful, after the second stock purchase date) and prior to the close of business on the second business day prior to the third remarketing period start date, to recreate Corporate Units from Treasury Units a holder must substitute Series B-3 Debentures with a principal amount of $1,000 for each 40 Treasury Units. Substitutions are not permitted during blackout periods.

These substitutions will recreate Corporate Units, and the applicable qualifying treasury securities will be released to the holder and be separately tradable from the Corporate Units.

To recreate 40 Corporate Units, a Treasury Unit holder must:

•	deposit with the collateral agent the following Debentures, each with a principal amount of $1,000, which must be purchased in the open market at the Corporate Unit holder’s expense:

•	a Series B-3 Debenture; and

•	if prior to the second stock purchase date, a Series B-2 Debenture, and

•	if prior to the first stock purchase date, a Series B-1 Debenture, and

•	transfer 40 Treasury Units to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited $1,000 principal amount of Debentures with the collateral agent and requesting the release to the holder of the qualifying treasury securities relating to the Treasury Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related qualifying treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 40 Treasury Units,

•	transfer the related qualifying treasury securities to the holder, and

•	deliver 40 Corporate Units to the holder.

The substituted Debentures will be pledged to us through the collateral agent to secure the Corporate Unit holder’s obligation to purchase common stock under the related stock purchase contracts.

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

Each holder of Corporate Units is entitled to receive quarterly cash distributions consisting of interest payments on the holder’s undivided beneficial ownership interest in each series of Debentures (or pro rata distributions on the applicable ownership interest in the Treasury portfolio if it has replaced a series of Debentures as a component of Corporate Units) and quarterly contract adjustment payments payable by us:

•	from and including the issue date to but excluding the first stock purchase date:

•	interest at the annual rate of 5.67% on your 1/40, or 2.5%, interest in a Series B-1 Debenture with a principal amount of $1,000;

•	interest at the annual rate of 5.82% on your 1/40, or 2.5%, interest in a Series B-2 Debenture with a principal amount of $1,000;

•	interest at the annual rate of 5.89% on your 1/40, or 2.5%, interest in a Series B-3 Debenture with a principal amount of $1,000, and

•	contract adjustment payments at the annual rate of 2.7067% on the initial stated amount of $75 per stock purchase contract;

•	from and including the first stock purchase date to but excluding the second stock purchase date:

•	interest at the annual rate of 5.82% on your 1/40, or 2.5%, interest in a Series B-2 Debenture with a principal amount of $1,000;

•	interest at the annual rate of 5.89% on your 1/40, or 2.5%, interest in a Series B-3 Debenture with a principal amount of $1,000;

•	contract adjustment payments at the annual rate of 2.6450% on the adjusted stated amount of $50 per stock purchase contract; and

•	from and including the second stock purchase date to but excluding the third stock purchase date, interest at the annual rate of 5.89% on your 1/40, or 2.5%, interest in a Series B-3 Debenture with a principal amount of $1,000, and contract adjustment payments at the annual rate of 2.6100% on the adjusted stated amount of $25 per stock purchase contract.

These payments are subject to deferral as described under “— Deferral of Payments on Equity Units” and are subordinated to our obligations as described under “— Ranking.”

Holders of Treasury Units are entitled to receive quarterly contract adjustment payments payable by us:

•	from and including the issue date to but excluding the first stock purchase date at the annual rate of 2.7067% on the initial stated amount of $75 per stock purchase contract;

•	from and including the first stock purchase date to but excluding the second stock purchase date, at the annual rate of 2.6450% on the adjusted stated amount of $50 per stock purchase contract; and

•	from and including the second stock purchase date to but excluding the third stock purchase date, at the annual rate of 2.6100% on the adjusted stated amount of $25 per stock purchase contract.

These payments are subject to deferral as described under “— Deferral of Payments on Equity Units” and are subordinated to our obligations as described under “— Ranking.”

If an early settlement date occurs due to a cash merger as described in “Description of the Stock Purchase Contracts — Early Settlement upon Cash Merger,” contract adjustment payments will cease to accrue on the early settlement date. If any other early settlement of the stock purchase contracts occurs (in the case of an early settlement other than upon a cash merger), contract adjustment payments will cease to accrue on the most recent quarterly payment date on or before such other early settlement, and if the early settlement date falls after the record date for a contract adjustment payment and prior to the contract adjustment payment date, the holder electing early settlement must pay to the purchase contract agent, on the early settlement date, the amount of such contract adjustment payment, unless such payment has been deferred as described below under “— Deferral of Payments on Equity Units.”

There will be no distributions in respect of the qualifying treasury securities that are a component of the Treasury Units but holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the Debentures that were released to them when the Treasury Units were created for as long as they hold the Debentures. We make these payments on the Corporate Units and the Treasury Units quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, but if any of these days is not a business day, we make the payment on the next business day and no interest will be payable as a result of that delay. Following a successful remarketing of any series of Debentures, unless we have elected to remarket that series of Debentures as floating-rate Debentures, interest on such series of Debentures will be payable on a semi-annual basis on May 1 and November 1 of each year in the case of the Series B-1 Debentures and Series B-3 Debentures or on February 1 and August 1 of each year in the case of the Series B-2 Debentures, in each case commencing on the next such date following the applicable stock purchase date.

Deferral of Payments on Equity Units

We may defer contract adjustment payments in respect of the Equity Units at any time and from time to time. Deferred contract adjustment payments will accrue interest until paid, compounded on each payment date for the Equity Units, at the annual rate of 5.67%. If on the third stock purchase date we do not pay all accrued and unpaid contract payments in cash, each holder of an Equity Unit will receive (net of any required tax withholding on such contract adjustment payments, which shall be remitted to the appropriate taxing jurisdiction), in our sole discretion, either a number of shares of our common stock (in addition to the number of shares of common stock per Equity Unit equal to the applicable settlement rate) equal to the aggregate amount of deferred contract payments payable to such holder divided by the greater of the applicable market value and $250.34, subject to anti-dilution adjustments, or additional Debentures (“additional Debentures”), in our sole discretion, in a principal amount equal to the aggregate amount of deferred contract payments. The additional Debentures will mature on the later of August 1, 2014 and the date five years after the commencement of the deferral period, bear interest at an annual rate equal to the then market rate of interest for similar instruments (not to exceed 10%), as determined by a nationally recognized investment banking firm selected by us, rank pari passu with the Debentures and our outstanding parity securities and be subject to deferral on the same basis as the Debentures and be redeemable at our option at any time at their principal amount plus accrued and unpaid interest thereon through the date of redemption.

We may also defer the payment of interest on any series of Debentures on any interest payment date prior to the applicable remarketing period start date. Deferred interest will accrue interest until paid, compounded on each interest payment date, at the annual rate originally applicable to such series of Debentures. We may pay deferred interest in cash or in the form of additional Debentures in a principal amount equal to the aggregate amount of deferred interest at any time; provided that if any deferred interest has not been paid on or prior to the applicable stock purchase date, we must pay it, in cash or in the form of additional Debentures in a principal amount equal to the aggregate amount of deferred interest on such date, to the holders of such series of Debentures, whether or not they participate in the applicable remarketing.

Subject to certain exceptions described under “Description of the Debentures — Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances,” if we have given notice of our election to defer or are deferring any contract adjustment payments or interest payments or if any additional Debentures are outstanding, we and our subsidiaries generally may not make payments on or redeem or purchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the Debentures.

During any deferral period, interest will continue to accrue on the Debentures and holders of Debentures or Corporate Units that are outstanding will be required to accrue such deferred interest income on a constant-yield basis in the form of original issue discount for U.S. federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

As of November 1, 2010, we have not deferred any payment on the Equity Units.

Ranking

Each series of Debentures constitutes one series of AIG’s junior subordinated debentures and was issued by AIG under the junior subordinated debt indenture, dated as of March 13, 2007, as supplemented (the “junior debt indenture”). The Debentures rank pari passu with our:

•	$1,000,000,000 aggregate principal amount of 6.25% Series A-1 Junior Subordinated Debentures,

•	£750,000,000 aggregate principal amount of 5.75% Series A-2 Junior Subordinated Debentures,

•	€1,000,000,000 aggregate principal amount of 4.875% Series A-3 Junior Subordinated Debentures,

•	$750,000,000 aggregate principal amount of 6.45% Series A-4 Junior Subordinated Debentures,

•	$1,100,000,000 aggregate principal amount of 7.70% Series A-5 Junior Subordinated Debentures,

•	$4,000,000,000 aggregate principal amount of 8.175% Series A-6 Junior Subordinated Debentures,

•	€750,000,000 aggregate principal amount of 8.000% Series A-7 Junior Subordinated Debentures, and

•	£900,000,000 aggregate principal amount of 8.625% Series A-8 Junior Subordinated Debentures (collectively, the “outstanding parity securities”).

We may issue additional series of junior subordinated debentures that rank pari passu with the Debentures.

The Debentures and our obligations to make contract adjustment payments are unsecured, rank junior in payment to all of our existing and future “senior debt,” as defined under “Description of the Debentures — Subordination,” including the senior secured debt under the FRBNY Credit Facility, and are effectively subordinated to all liabilities of our subsidiaries. Substantially all of our existing indebtedness, other than the outstanding parity securities, is senior debt, and a significant amount of our existing indebtedness consists of our senior secured debt under the FRBNY Credit Facility. Each series of Debentures will automatically cease to be subordinated and become senior, unsecured obligations of AIG upon the applicable remarketing settlement date.

Voting and Certain Other Rights

Holders of stock purchase contracts forming part of the Corporate Units or Treasury Units, in such capacities, have no voting or other rights in respect of the common stock.

Listing of the Securities

The Corporate Units are listed on the NYSE under the symbol “AIG-PrA”. Unless and until substitution has been made as described under “— Creating Treasury Units” or “— Recreating Corporate Units,” the Debentures will not trade separately from the Corporate Units or Treasury Units. The Debentures (or after a successful remarketing of any series of Debentures and prior to the applicable stock purchase date, the interest in the Treasury portfolio) trade as a unit with the stock purchase contract component of the Corporate Units, and the qualifying treasury security component will trade as a unit with the stock purchase contract component of the Treasury Units. If the Treasury Units or the Debentures of any series are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor, but are not obligated, to list the Treasury Units or the Debentures of such series on the same exchange as the Corporate Units are then listed, including, if applicable, the NYSE.

Subsequent Repurchases

Following completion of the exchange offer, to the extent permitted by applicable law, we may repurchase additional Corporate Units in the open market, in privately negotiated transactions or otherwise. Future purchases of Corporate Units may be on terms that are more or less favorable than those of the exchange offer. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

This section summarizes some of the terms of the purchase contract agreement, stock purchase contracts, pledge agreement, remarketing agreement and junior debt indenture. The summary does not purport to be complete and is qualified by the purchase contract agreement, pledge agreement, remarketing agreement and junior debt indenture, which contain the full legal text of the matters described in this section. Such documents have been filed with the SEC or incorporated by reference as exhibits to the registration statement of which this document forms a part. You should refer to these documents for more information.

As used under this caption, “Description of the Stock Purchase Contracts,” references to “we,” “us,” “our” and other similar references mean American International Group, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Purchase of Common Stock

Subject to a holder’s early settlement right as described below under “Early Settlement” and “— Early Settlement upon Cash Merger,” each stock purchase contract underlying a Corporate Unit or Treasury Unit obligates the holder of the stock purchase contract to purchase, and us to sell, on each of the three stock purchase dates, for $25 in cash, a number of newly issued shares of our common stock equal to the settlement rate. The settlement rate will, subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments” and “— Early Settlement upon Cash Merger,” be as follows:

•	If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $912.00, the settlement rate will be 0.02741 shares of our common stock, which is approximately equal to $25 divided by the threshold appreciation price, and which we refer to as the “minimum settlement rate.”

•	If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $760.00, a number of shares of our common stock equal to $25 divided by the applicable market value.

•	If the applicable market value of our common stock is less than or equal to the reference price of $760.00, the settlement rate will be 0.03289 shares of our common stock, which is approximately equal to $25 divided by the reference price, and which we refer to as the “maximum settlement rate” and together with the minimum settlement rate as the “fixed settlement rates.”

Based on the applicable market value of our common stock as of November 1, 2010, the settlement rate would be 0.03289, the maximum settlement rate, on each stock purchase date.

Each settlement rate, the threshold appreciation price and the reference rate have been adjusted to reflect the one-for-twenty reverse common stock split that became effective June 30, 2009.

If you elect to settle your stock purchase contract early in the manner described under “— Early Settlement,” the number of shares of our common stock issuable upon settlement of each $25 portion of the stated amount of such stock purchase contract will be equal to the minimum settlement rate, subject to adjustment as described under “— Anti-Dilution Adjustments.”

The “applicable market value” with respect to any stock purchase contract date means the average of the volume weighted average price per share of our common stock (or exchange property units, as defined under “— Anti-Dilution Adjustments,” in which the stock purchase contracts will be settled following a reorganization event) on each of the 20 consecutive trading days ending on the third trading day immediately preceding such stock purchase date, which 20-trading day period we refer to as the “observation period,” subject to anti-dilution adjustments under the circumstances set forth under “— Anti-Dilution Adjustments” below. Following a reorganization event, references to the purchase or issuance of shares of our common stock pursuant to stock purchase contracts will be construed to be references to settlement into exchange property units, and references to the purchase or issuance of any specified number of shares of common stock upon the settlement of stock purchase contracts will be construed to be references to settlements into the same number of exchange property units. For purposes of calculating the exchange property unit value, (x) the value of any common stock included in the exchange property unit will be determined using the average of the volume weighted average price per share of such common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable stock purchase date and (y) the value of any other property, including securities other than common stock, included in the exchange property unit will be the value of such property on the first trading day of the applicable observation period (as determined in good faith by our board of directors, whose determination shall be conclusive and described in a board resolution).

The threshold appreciation price represents a 20% appreciation over the reference price.

“Volume weighted average price” or “VWAP” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page AIG UN <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” means a day on which the common stock:

•	at the close of regular way trading (not including extended or after hours trading) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

•	has traded at least once regular way on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

We will not issue any fractional shares of common stock pursuant to the stock purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of stock purchase contracts being settled by a holder of Equity Units on each stock purchase date, the holder will be entitled to receive an amount in cash equal to the fraction of a share multiplied by the closing sales price of our common stock on the trading day immediately preceding the applicable stock purchase date.

On the business day immediately preceding each stock purchase date, unless:

•	a holder of Corporate Units or Treasury Units has settled or provided for the settlement of the related stock purchase contracts prior to such stock purchase date through the early delivery of cash to the purchase contract agent in the manner described under “— Early Settlement,” “— Early Settlement upon Cash Merger” or “— Notice to Settle with Cash,” or

•	an event described under “— Termination” has occurred,

then,

•	in the case of Corporate Units where the Treasury portfolio has replaced the applicable series of Debentures as a component of the Corporate Units, a portion of the proceeds equal to the stated amount of $25 per Corporate Unit of the applicable ownership interest in the Treasury portfolio, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related stock purchase contracts on such stock purchase date,

•	in the case of Corporate Units where the Treasury portfolio has not replaced the Debentures as a component of the Corporate Units, we will exercise our rights as a secured creditor in compliance with applicable law, including, without limitation, disposition of that series of Debentures or applying that series of Debentures (but not any additional Debentures issued to pay deferred interest on such Debentures) against your obligation to purchase shares of our common stock under the related stock purchase contracts on such stock purchase date, and

•	in the case of Treasury Units, the principal amount of the applicable qualifying treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related stock purchase contracts on such stock purchase date.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and (on or after the third stock purchase date) surrender of the Corporate Units or Treasury Units (which, in the case of Equity Units evidenced by physical certificates, must be made by presentation and surrender of such certificates) and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder. Until the delivery of the shares of our common stock, the holder of an Equity Unit will have no rights as a shareholder of AIG; holders of Equity Units will become record holders of our common stock at the close of business on the delivery date of the shares of our common stock.

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, is deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the related stock purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units, and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related stock purchase contracts and pledge agreement on behalf of and in the name of the holder.

In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, is deemed to have agreed to treat:

•	itself as the owner of the applicable ownership interests in the related Debentures, Treasury portfolio or qualifying treasury securities, as the case may be, and

•	the Debentures as indebtedness for all U.S. federal income tax purposes.

Remarketing

Pursuant to a remarketing agreement among us, the purchase contract agent and the remarketing agents, the remarketing agents will attempt to remarket the Debentures of each series held by Corporate Unit holders as part of Corporate Units during the applicable remarketing period and Debentures of such series that are not part of Corporate Units but whose holders have elected to participate in the remarketing as described under “Description of the Debentures — Optional Remarketing.” Each remarketing will take place during a 30-day period (a “remarketing period”) ending on a date that is not less than three business days prior to the date one month prior to the applicable stock purchase date. We refer to the first day of each remarketing period as a “remarketing period start date.” If a successful remarketing occurs, settlement will take place on the third business day following the date of the successful remarketing, or the “remarketing settlement date.”

For each remarketing, the remarketing agents will be required to use commercially reasonable efforts to obtain a price for the remarketed Debentures that results in proceeds, net of the 0.25% remarketing fee, of at least 100% of the sum of the Treasury portfolio purchase price and the separate Debentures purchase price, as defined below. To obtain that price, the remarketing agents, in consultation with us, may reset the interest rate on the series of Debentures being remarketed at a new fixed or floating rate as described below. We have the right to postpone the remarketing in our absolute discretion on any day prior to the last five business days of a remarketing period. A remarketing will be considered successful and no further attempts to remarket will be made if the resulting proceeds, net of the 0.25% remarketing fee, are at least 100% of the sum of the Treasury portfolio purchase price and the separate Debentures purchase price.

The “separate Debentures purchase price” means the amount in cash equal to the product of (A) the remarketing price per Debenture (as defined below) and (B) the number of Debentures included in such remarketing that are not part of Corporate Units, which we refer to as “separate Debentures.”

In the event of a successful remarketing, each holder of a separate Debenture will receive the “remarketing price per Debenture,” which, for each $1,000 principal amount of Debentures, is an amount in cash equal to the quotient of the Treasury portfolio purchase price divided by the number of Debentures included in such remarketing that are held as components of Corporate Units. Each holder of a Corporate Unit whose Debenture of the applicable series is included in a successful remarketing will receive an applicable ownership interest in the Treasury portfolio equal to the remarketing price per Debenture.

In the event of a successful remarketing of the Debentures of any series, on the applicable remarketing settlement date, the portion of the proceeds from the remarketing equal to the separate Debentures purchase price will be paid to holders of separate Debentures remarketed in a remarketing, and the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio consisting of:

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the applicable stock purchase date in an aggregate amount equal to the principal amount of the Debentures that were formerly included in Corporate Units but that were remarketed, and

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the applicable stock purchase date in an aggregate amount at maturity equal to the aggregate interest that would have accrued from and including the immediately preceding interest payment date to but excluding the applicable stock purchase date (assuming no reset of the interest rate) on the aggregate principal amount of the Debentures that were formerly included in the Corporate Units but that were remarketed.

In the event we determine that the foregoing U.S. Treasury securities are not available, we may substitute for such U.S. Treasury securities one or more short-term discount obligations of one of our affiliates that are issued on the applicable remarketing settlement date, accrete interest at an arms’-length rate, have the same aggregate principal amount at maturity as the U.S. Treasury securities for which they are substituted and mature on or prior to the applicable stock purchase date.

The Treasury portfolio will be substituted for the Debentures of the applicable series as a component of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation under the stock purchase contracts to purchase shares of our common stock on the applicable stock purchase date. On or promptly following the applicable remarketing settlement date, the remarketing agent will remit to the purchase contract agent any remaining portion of the proceeds for the benefit of the holders of the Corporate Units, the Debentures component of which were included in the remarketing. On the applicable stock purchase date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the Debentures previously included in the Corporate Units will automatically be applied to satisfy the Corporate Unit holders’ obligation to purchase common stock under the stock purchase contracts on such stock purchase date and proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have accrued to the holders of Corporate Units on the Debentures (to but excluding the applicable stock purchase date) previously included in the Corporate Units on the applicable stock purchase date will be paid to the holders of the Corporate Units.

As used in this context, “Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, on the date of a successful remarketing for the purchase of the Treasury portfolio described above for settlement the third business day immediately following such date. “Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

In connection with an attempted remarketing of a series of Debentures, the remarketing agent may reset the rate on such series of Debentures at a new fixed or floating rate. If the remarketing is successful and the rate is reset, the reset rate will apply to all outstanding Debentures of that series, whether or not the holders participated in such remarketing, and will become effective on the applicable remarketing settlement date. The interest rate on each series of Debentures will be the reset rate or, if we have elected to remarket such series of Debentures as floating-rate Debentures, the applicable index plus the reset spread determined by the remarketing agents, in consultation with us, such that the proceeds from such remarketing, net of the 0.25% remarketing fee, will be at least equal to 100% of the sum of the Treasury portfolio purchase price and the separate Debentures purchase price. The interest will be payable semi-annually if the Debentures are successfully remarketed at a fixed rate or quarterly if the Debentures are successfully remarketed at a floating rate.

We will cause a notice of any failed remarketing to be published on the business day immediately following the end of the remarketing period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to each remarketing period start date, that the depositary notify its participants holding Debentures, Corporate Units and Treasury Units of the remarketing.

If the Debentures have not been successfully remarketed during the remarketing period, the interest rate on the Debentures will not be reset.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related stock purchase contracts in cash at any time, other than during a blackout period, on or prior to the second business day immediately preceding any stock purchase date by delivering the related Corporate Unit or Treasury Units (which, if they are in certificated form, must be surrendered at the offices of the purchase contract agent) and an Election to Settle Early form duly completed in accordance with the applicable procedures of the depositary (or, if the Equity Units are certificated, by completing the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated), accompanied by payment to us in immediately available funds of an amount equal to:

•	the initial or adjusted stated amount per stock purchase contract multiplied by the number of stock purchase contracts being settled, plus

•	if the delivery is made with respect to any stock purchase contract during the period after the close of business on any record date next preceding any quarterly payment date and prior to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to all such stock purchase contracts.

If a holder of a Corporate Unit or Treasury Unit settles a stock purchase contract early (other than pursuant to the merger early settlement right as described below), such holder will not be entitled to any accrued contract adjustment payments, and if the early settlement date falls after the record date for a contract adjustment payment and prior to the contract adjustment payment date, the holder electing early settlement must pay to the purchase contract agent, on the early settlement date, the amount of such contract adjustment payment, unless such payment has been deferred as described below under “Description of the Equity Units — Deferral of Payments on Equity Units.”

Holders of Equity Units may settle early only in integral multiples of 40 Equity Units.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent. The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect and a prospectus available covering the shares of common stock and other securities, if any, deliverable upon settlement of a stock purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect and a prospectus available covering those shares of common stock and other securities to be delivered in respect of the stock purchase contracts being settled, in each case in a form that may be used in connection with the early settlement right.

Upon early settlement of the stock purchase contracts related to any Corporate Units or Treasury Units:

•	except as described below in “— Early Settlement upon Cash Merger,” the holder will receive the minimum settlement rate per $25 stated amount of each Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under “— Anti-Dilution Adjustments,” accompanied by an appropriate prospectus if required by law,

•	the Debentures or the qualifying treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest,

•	the holder’s right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate (unless such early settlement occurs after the close of business on a record date and on or prior to the next succeeding payment date, in which case the contract adjustment payment due and payable on such payment date will be paid, on such payment date, to the person who was the record holder of the applicable Equity Units on the applicable record date), and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments, except as referred to in the previous bullet.

If the purchase contract agent receives a Corporate Unit or Treasury Unit as described above accompanied by the completed “Election to Settle Early” (as described above) and required immediately available funds, from a holder of Corporate Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date.

If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date. Upon early settlement of stock purchase contracts in the manner described above, surrender of the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related Debentures or qualifying treasury securities, as the case may be, securing the stock purchase contracts to be released from the pledge under the pledge agreement described in “— Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Notice to Settle with Cash

A holder of an Equity Unit (other than a Corporate Unit as to which an interest in the Treasury portfolio has replaced an interest in a series of Debentures) may settle the obligation to purchase shares of our common stock on any stock purchase date with separate cash. A holder of an Equity Unit wishing to settle this obligation with separate cash must notify the purchase contract agent by presenting and surrendering the certificate evidencing the Corporate Unit or Treasury Unit, as the case may be, at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated after the end of the applicable Remarketing Period and on or prior to 11:00 a.m., New York City time, on the second business day immediately preceding the applicable stock purchase date and, on or prior to 11:00 a.m., New York City time, on the business day immediately preceding the applicable stock purchase date deliver to the collateral agent $25 in cash for each stock purchase contract.

Holders of Equity Units may settle with separate cash only in integral multiples of 40 Equity Units.

If a holder of a Corporate Unit with respect to which an interest in the Treasury portfolio has not replaced an interest in a series of Debentures as a component of the Corporate Unit has given notice of its intention to settle the obligation to purchase shares of our common stock on any stock purchase date with separate cash and such holder fails to deliver the cash to the collateral agent on the business day immediately preceding the applicable stock purchase date, its “Notice to Settle by Separate Cash” shall automatically be deemed withdrawn and without effect.

If a holder of a Treasury Unit has given notice of its intention to settle the obligation to purchase shares of our common stock on any stock purchase date under the related stock purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding any stock purchase date, the proceeds from the applicable qualifying treasury securities will automatically be applied to satisfy such holder’s obligation to purchase common stock under the related stock purchase contract on such stock purchase date.

Early Settlement upon Cash Merger

If we are involved in an event described in the first or second bullet point in the definition of reorganization events under “— Reorganization Events” below, in each case in which at least 10% of the consideration received by holders of our common stock consists of cash or cash equivalents, which we refer to as a “cash merger,” then following the cash merger, each holder of a stock purchase contract will have the right to accelerate and settle such contract early at the settlement rate determined as if the applicable market value equaled the stock price (as defined below), and receive, under certain circumstances, an additional make-whole number of shares, which we refer to as the “make-whole shares.” Our obligation to deliver make-whole shares is subject to the condition that at the time of settlement, if so required under the U.S. federal securities laws, there is in effect a registration statement and a prospectus available covering the common stock and other securities, if any, to be delivered in respect of the stock purchase contracts being settled. We refer to this right as the “merger early settlement right.”

The definition of reorganization events under “ — Reorganization Events” below includes a phrase relating to a sale of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your right to accelerate and settle such contract early as a result of a sale of substantially all of our assets may be uncertain.

We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which we refer to as the “cash merger early settlement date,” which shall be at least ten days after the date of the notice but no later than the earlier of (i) 20 days after the date of such notice and (ii) two business days prior to the next stock purchase date, by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, three business days before the cash merger early settlement date, your Corporate Units or Treasury Units (by delivery of certificates if they are held in certificated form), and payment of a purchase price in immediately available funds equal to the initial or adjusted stated amount per stock purchase contract multiplied by the number of stock purchase contracts being settled, less the amount of any accrued and unpaid contract adjustment payments (unless such cash merger early settlement date occurs after the related record date for such contract adjustment payments and before the related payment date, in which case the applicable purchase price shall not be reduced by the amount of any accrued and unpaid contract adjustment payments).

If you exercise the merger early settlement right, we will deliver to you on the cash merger early settlement date, in respect of each such Equity Unit so settled the kind and amount of securities, cash or other property that you would have been entitled to receive in the cash merger as a holder of a number of shares of our common stock at the settlement rate described above, for each $25 stated amount of each Corporate Unit or Treasury Unit, and the make-whole shares, calculated as described below for each stock purchase contract being settled. You will also receive the Debentures or qualifying treasury securities underlying the Corporate Units or Treasury Units, as the case may be. If you do not elect to exercise your merger early settlement right, or if your exercise is not effective because the required registration statement is not effective (as described below), your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement, without the make-whole shares, on the stock purchase dates with the securities, cash or other property holders of our common stock were entitled to receive in the cash merger. If required under the U.S. federal securities laws, there will be a registration statement in effect and a prospectus available covering the common stock and other securities, if any, to be delivered in respect of the stock purchase contracts being settled, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Holders of the Equity Units may exercise the merger early settlement right only in integral multiples of 40 Equity Units. If an interest in the Treasury portfolio has replaced the Debentures of any series as a component of Corporate Units, holders of the Corporate Units will receive, on the next stock purchase date, $1,000 in cash for each 40 Corporate Units as to which they have exercised their merger early settlement right, representing their interest in the Treasury portfolio.

Calculation of Make-Whole Shares

The number of make-whole shares applicable to a merger early settlement will be determined for each stock purchase contract being settled by reference to the table below, based on the date on which the cash merger becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid per share for our common stock in such cash merger. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the trading day immediately preceding the effective date of such cash merger.

	Stock Prices
Effective Date	$200.00	$400.00	$600.00	$760.00	$800.00	$912.00	$1000.00	$1200.00	$1400.00	$1600.00	$2400.00

February 15, 2011	0.0069	0.0031	0.0003	0.0000	0.0000	0.0042	0.0027	0.0012	0.0007	0.0004	0.0001
February 16, 2011	0.0069	0.0031	0.0003	0.0000	0.0000	0.0043	0.0026	0.0012	0.0007	0.0004	0.0001
May 1, 2011	0.0029	0.0013	0.0002	0.0000	0.0000	0.0020	0.0013	0.0005	0.0002	0.0002	0.0000
May 2, 2011	0.0026	0.0012	0.0001	0.0000	0.0000	0.0018	0.0012	0.0004	0.0002	0.0002	0.0000
August 1, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices and make-whole share amounts set forth in the table will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the fixed settlement rates as set forth under “— Anti-Dilution Adjustments.” Each stock price and number of make-whole shares has been adjusted to reflect the one-for-twenty reverse common stock split that became effective June 30, 2009.

The exact stock price and effective date applicable to a cash merger may not be set forth in the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	if the stock price is in excess of $2400.00 per share (subject to adjustment as described above), then the make-whole share amount will be zero; and

•	if the stock price is less than $200.00 per share (subject to adjustment as described above), which we refer to as the minimum stock price, then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units are set:

•	from and including the issue date to the first stock purchase date at an annual rate of 2.7067% on the initial stated amount of $75 per stock purchase contract;

•	from and including the first stock purchase date to but excluding the second stock purchase date, at the annual rate of 2.6450% on the adjusted stated amount of $50 per stock purchase contract; and

•	from and including the second stock purchase date to but excluding the third stock purchase date, at the annual rate of 2.6100% on the adjusted stated amount of $25 per stock purchase contract.

Contract adjustment payments payable for any period are computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments accrued from the date of issuance of the stock purchase contracts and are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year.

Contract adjustment payments are payable to the holders of stock purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which (unless otherwise specified) is on the 15th day of the month prior to the month in which the relevant payment date falls. These distributions are paid through the purchase contract agent, who holds amounts received in respect of the contract adjustment payments for the benefit of the holders of the stock purchase contracts relating to the Corporate Units. Subject to any applicable laws and regulations and so long as the Equity Units are in book-entry form, each such payment will be made as described under “— Book-Entry System.”

We have the right to defer contract adjustment payments as described under “Description of the Equity Units — Deferral of Payments on Equity Units.” We will be subject to the restrictions described under “Description of the Debentures — Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” at any time we have given notice of such a deferral or a deferral period is continuing or additional Debentures are outstanding.

If any date on which contract adjustment payments are to be made on the stock purchase contracts related to the Corporate Units or Treasury Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, with the same force and effect as if made on that payment date, and no interest or payment will be paid in respect of the delay. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions or trust companies in New York City are permitted or required by any applicable law to close.

Our obligations with respect to contract adjustment payments are subordinated and junior in right of payment to the same extent as the Debentures are subordinated to our other obligations. For a discussion of this subordination, see “Description of the Equity Units — Ranking.”

Anti-Dilution Adjustments

Each fixed settlement rate will be adjusted, without duplication, if certain events occur:

(1)	the issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x (OS1 / OS0)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date
SR1	=	the fixed settlement rate in effect immediately after the record date
OS0	=	the number of shares of our common stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event

(2)	the issuance to all holders of our common stock of certain rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of our common stock at less than the current market price of our common stock as of the record date, in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x (OS0 + X) / (OS0 + Y)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date
SR1	=	the fixed settlement rate in effect immediately after the record date
OS0	=	the number of shares of our common stock outstanding at the close of business on the record date
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants
Y	=	the aggregate price payable to exercise such rights divided by the average of the VWAP of our common stock over each of the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

However, each fixed settlement rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.

(3)	the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock), rights to acquire our capital stock or evidences of our indebtedness or our assets

(excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) or (5) below) in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x SP0 / (SP0 – FMV)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date
SR1	=	the fixed settlement rate in effect immediately after the record date
SP0	=	the current market price as of the record date
FMV	=	the fair market value (as determined in good faith by our board of directors, whose good faith determination will be conclusive), on the record date, of the shares of capital stock, rights to acquire capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on our common stock consist of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange, then each fixed settlement rate will instead be adjusted based on the following formula:

SR1 = SR0 x (FMV0 + MP0) / MP0

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date
SR1	=	the fixed settlement rate in effect immediately after the record date
FMV0	=	the average of the VWAP of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over each of the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to our common stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for our common stock
MP0	=	the average of the VWAP of our common stock over each of the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to our common stock on the NYSE or such other national or regional exchange or market that is at that time the principal market for our common stock

(4)	we make a distribution consisting exclusively of cash to all holders of our common stock, excluding (a) any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock does not exceed (i) $4.40 in the then current fiscal quarter in the case of a regular quarterly dividend or (ii) $17.60 in the prior twelve months in the case of a regular annual dividend (each such number, the “dividend threshold amount”), (b) any cash that is distributed as part of a distribution referred to in clause (3) above, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (5) below, in which event, each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x SP0 / (SP0 – C)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the record date
SR1	=	the fixed settlement rate in effect immediately after the record date
SP0	=	the current market price as of the record date
C	=	the excess of the amount in cash per share we distribute to holders of our common stock over the dividend threshold amount

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rates are adjusted, but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed settlement rates pursuant to this clause (4). For the avoidance of doubt, the dividend threshold amount will be zero in the case of a cash dividend amount that is not a regular quarterly or annual dividend. Each dividend threshold amount has been adjusted to reflect the one-for-twenty reverse common stock split that became effective June 30, 2009.

(5)	we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the VWAP per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “tender/exchange offer expiration date”), in which event each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

SR0	=	the fixed settlement rate in effect at the close of business on the tender/exchange offer expiration date
SR1	=	the fixed settlement rate in effect immediately after the tender/exchange offer expiration date
FMV	=	the fair market value (as determined in good faith by our board of directors, whose good faith determination will be conclusive), on the tender/exchange offer expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the tender/exchange offer expiration date (the “purchased shares”)
OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares
OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares
SP1	=	the average of the VWAP of our common stock over each of the ten consecutive trading days commencing with the trading day immediately after the tender/exchange offer expiration date.

In addition, in no event will we adjust the fixed settlement rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

“Current market price” of our common stock on any day, means the average of the VWAP of our common stock over each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the ex-date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

In addition, we may make such increases in each fixed settlement rate as we deem advisable. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made (x) upon the end of the issuer’s fiscal year and (y) upon the stock purchase date or any early settlement date.

Reorganization Events

The following events, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, are defined as “reorganization events”:

•	any consolidation or merger of AIG with or into another person or of another person with or into AIG (other than a consolidation or merger in which AIG is the continuing corporation and in which its shares of common stock outstanding immediately prior to the consolidation or merger are not exchanged for cash, securities or other property of another person); or

•	any sale, transfer, lease or conveyance to another person of all or substantially all of the assets of AIG; or

•	any statutory share exchange of shares of common stock of AIG with another person (other than in connection with a merger or acquisition); or

•	any liquidation, dissolution or winding-up of AIG (other than as a result of or after the occurrence of a termination event (as defined below under “— Termination”)).

The foregoing paragraph includes a phrase relating to a sale of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your right to accelerate and settle such contract early as a result of a sale of substantially all of our assets may be uncertain.

Following the effective date of a reorganization event, the settlement rate relating to the Equity Units shall thereafter be determined by reference to, and settled in lieu of the applicable number of shares of our common stock through the delivery of a corresponding number of, exchange property units. An “exchange property unit” means the kind and amount of securities, cash and other property receivable in such reorganization event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable stock purchase date, cash merger early settlement date or early settlement date) per share of our common stock by a holder of common stock that is not a person with which we are consolidated or into which we are merged or which merged into us or to which such sale, transfer, lease or conveyance was made, or with whom shares were exchanged pursuant to any such statutory share exchange, as the case may be, which person we refer to as a constituent person, or an affiliate of a constituent person, to the extent such reorganization event provides for different treatment of common stock held by our affiliates and non-affiliates. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the exchange property unit that holders of the Corporate Units or Treasury Units will be entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election.

In the event of such a reorganization event, the person formed by such consolidation or merger or the person to whom such sale, transfer, lease or conveyance was made or with whom such statutory share exchange was made shall execute and deliver to the purchase contract agent an agreement, providing that the holder of each Equity Unit that remains outstanding after the reorganization event, if any, shall have the rights described in the preceding paragraph. Such supplemental agreement shall provide for adjustments to the amount of any securities constituting all or a portion of an exchange property unit which, for events subsequent to the effective date of such reorganization event, shall be as nearly equivalent as may be practicable to the adjustments provided for under “— Anti-Dilution Adjustments.” The provisions described in the preceding three paragraphs shall similarly apply to successive reorganization events.

Holders have the right to settle their obligations under the Equity Units early in the event of certain cash mergers as described above under “— Early Settlement upon Cash Merger.”

General Provisions with Respect to Adjustments

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment, provided that effect shall be given to all anti-dilution adjustments not later than the applicable stock purchase date, cash merger early settlement date or an early settlement date for Equity Units.

The fixed settlement rates will not be adjusted:

•	upon the issuance of shares of our common stock or securities convertible into, or exercisable or exchangeable for, common stock in public or private transactions at any price we deem appropriate;

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan of that type;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares or any other award that relates to, or has a value derived from the value of, our common stock, in each case issued pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

•	for a change in the par value or no par value of the common stock; or

•	for accumulated and unpaid dividends.

We will be required, as soon as practicable after the fixed settlement rates are adjusted, to provide written notice of the adjustment to the holders of Equity Units.

Each adjustment to the fixed settlement rates will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a stock purchase contract.

If an adjustment is made to the fixed settlement rates, an adjustment also will be made to the reference price and the threshold appreciation price on an inversely proportional basis solely to determine which of the clauses of the definition of settlement rate will be applicable on each stock purchase date or any cash merger early settlement date occurring after the date of such adjustment.

In the event that we adopt a shareholder rights plan, holders will receive upon settlement of the Equity Units into shares of common stock, in addition to the shares, the rights under the rights plan, unless prior to any settlement, the shareholder rights plan expires or terminates or the rights have separated from the shares of common stock, in which case the settlement rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our common stock, evidences of debt or other assets issuable upon exercise of the rights as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. A distribution of rights pursuant to such a shareholder rights plan will not trigger a settlement rate adjustment pursuant to paragraphs (2) or (3) above. We currently do not have a shareholder rights plan.

In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of Corporate Units and Treasury Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Corporate Units and Treasury Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

You may be treated as receiving a constructive distribution from us for U.S. federal income tax purposes with respect to the stock purchase contracts if (1) the settlement rate is adjusted (or fails to be adjusted) and, as a result of the adjustment (or failure to adjust), your proportionate interest in our assets or earnings and profits is increased, and (2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under certain circumstances, an increase in (or a failure to decrease) the settlement rate might give rise to a taxable dividend to you even though you will not receive any cash in connection with the increase in (or failure to decrease) the settlement rate. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Consequences — Taxation of the Stock Purchase Contract — Adjustment to Settlement Rate” and “— Non-U.S. Holders” in the prospectus supplement, dated May 12, 2008, to the prospectus, dated July 13, 2007, relating to the issuance of the Equity Units.

In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reason.

Termination

The stock purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the stock purchase contracts, including the right and obligation to purchase shares of common stock and the right to receive accrued contract adjustment payments, will immediately and automatically terminate, without any further action, upon the termination of the stock purchase contracts as a result of our bankruptcy, insolvency or reorganization, which we refer to as a “termination event.” In the event of such a termination of the stock purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the stock purchase contracts will not have a claim in bankruptcy under the stock purchase contract with respect to our issuance of shares of common stock or the right to receive contract adjustment payments.

Upon any termination, the collateral agent will release the related interests in the Debentures or Treasury portfolio or qualifying treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders of Equity Units. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the imposition of the automatic stay under the Bankruptcy Code or the exercise of the bankruptcy court’s power under Section 105(a) of the Bankruptcy Code. In addition, if we become the subject of a case under the U.S. Bankruptcy Code, the foregoing will be subject to the equitable jurisdiction and powers of the bankruptcy court.

If the holder’s stock purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

Pledged Securities and Pledge Agreement

Pledged securities are pledged to us through the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of common stock under the related stock purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities are subject to our security interest created by the pledge agreement.

No holder of Corporate Units or Treasury Units is permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

•	to substitute qualifying treasury securities for the related Debentures, as provided for under “Description of the Equity Units — Creating Treasury Units,”

•	to substitute Debentures for the related qualifying treasury securities, as provided for under “Description of the Equity Units — Recreating Corporate Units,” or

•	upon the termination or early settlement of the related stock purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units is entitled through the purchase contract agent and the collateral agent to all of the proportional rights of a holder of the related Debentures or Treasury portfolio, including voting and redemption rights. Each holder of Treasury Units retains beneficial ownership of the related qualifying treasury securities pledged in respect of the related stock purchase contracts. We have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement — General,” the collateral agent will, upon receipt of payments, if any, on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

DTC, which we refer to along with its successors in this capacity as the “depositary,” acts as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units were issued only as fully registered securities and have been and will be issued, except in the limited circumstances described below, in the form of global certificates registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, have been issued and deposited with the depositary or its custodian.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units and Treasury Units so long as the Corporate Units and Treasury Units are represented by global security certificates.

DTC advises that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered,

•	to the extent permitted by the depositary, we, in our sole discretion, determine that the global security certificates shall be so exchangeable, or

•	there shall have occurred and be continuing an event of default with respect to the Debentures,

certificates for the Corporate Units or Treasury Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to the preceding sentence will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units and Treasury Units represented by these certificates and all stock purchase contracts, Debentures and qualifying treasury securities that are components thereof for all purposes under the Corporate Units, Treasury Units and the purchase contract agreement, pledge agreement and junior debt indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	are not entitled to have the Corporate Units or the Treasury Units represented by these global security certificates registered in their names,

•	do not receive and are not entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•	are not considered to be holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates or any stock purchase contracts, Debentures or qualifying treasury securities that are components thereof for any purpose under the Corporate Units, Treasury Units or the purchase contract agreement, pledge agreement and junior debt indenture.

All payments on the Corporate Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related Debentures, qualifying treasury securities, Treasury portfolio and common stock are made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates is limited to participants or persons that hold beneficial interests through participants that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates is shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held through the participant. Procedures for settlement of stock purchase contracts on the stock purchase dates or upon early settlement are governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of us or the purchase contract agent has any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests or for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT
AGREEMENT AND THE PLEDGE AGREEMENT

This summary summarizes some of the terms of the purchase contract agreement and the pledge agreement. This summary does not purport to be complete and is qualified by the purchase contract agreement and pledge agreement, which contain the full legal text of the matters described in this section. Such documents have been filed with the SEC or incorporated by reference as exhibits to the registration statement of which this document forms a part. You should refer to these documents for more information.

As used under this caption, “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement,” references to “we,” “us,” “our” and other similar references mean American International Group, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

Except as described in “Description of the Stock Purchase Contracts — Book-Entry System,” payments on the Equity Units will be made, stock purchase contracts (and documents relating to the Corporate Units, Treasury Units and stock purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payments on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or, at our option, by a wire transfer to the account designated by the holder by a prior written notice.

Shares of common stock will be delivered on each stock purchase date (or earlier upon early settlement), or, if the stock purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code or the exercise of the bankruptcy court’s power under Section 105(a) of the Bankruptcy Code, see “Description of the Stock Purchase Contracts — Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable Equity Units (including by book-entry transfer).

If you fail to present and (in the case of the third stock purchase date) surrender (including by book-entry transfer) the Corporate Units or Treasury Units to the purchase contract agent on or prior to any stock purchase date, the shares of common stock issuable upon settlement of the related stock purchase contract on such stock purchase date will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the Equity Units are presented and surrendered or you provide satisfactory evidence that the applicable certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If a stock purchase contract terminates prior to the third stock purchase date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and if a holder fails to present and surrender (including by book-entry transfer) the holder’s Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable Equity Units are presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

The purchase contract agreement and the pledge agreement contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the stock purchase contracts, the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to the requirements applicable to reorganization events;

•	to cure any ambiguity or to correct or supplement any provisions that may be inconsistent; or

•	to make any other provisions that do not materially adversely affect the interests of the holders of Equity Units.

The purchase contract agreement and the pledge agreement contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of a majority of the Equity Units at the time outstanding to modify the terms of the stock purchase contracts, the purchase contract agreement or the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding Equity Unit affected by the modification,

•	subject to our deferral rights, change any payment date for any contract adjustment payment,

•	change the amount or type of pledged securities related to the stock purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities,

•	change the place or currency of payment of or reduce any contract adjustment payments,

•	impair the right to institute suit for the enforcement of the stock purchase contract or payment of any contract adjustment payments,

•	reduce the number of shares of common stock or the amount of any other property or securities purchasable under the stock purchase contract, increase the price to purchase shares of common stock or any other property or securities upon settlement of the stock purchase contract, change any stock purchase date or the right to early settlement or cash merger early settlement or otherwise materially adversely affect the holder’s rights under the stock purchase contract, or

•	reduce the above-stated percentage of outstanding stock purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the stock purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to in the second preceding paragraph would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, has under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, been deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related stock purchase contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We covenant in the purchase contract agreement that we will not consolidate or merge with any other person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to another person, unless (1) the successor or transferee is a person organized and existing under the laws of the United States of America, a U.S. state or the District of Columbia and that successor or transferee expressly assumes our obligations under the stock purchase contracts, the purchase contract agreement, the pledge agreement, the junior debt indenture, the Debentures and the remarketing agreement and (2) the successor or transferee is not, immediately after the transaction, in default of its payment obligations under the stock purchase contracts, the purchase contract agreement, the pledge agreement, the junior debt indenture, the Debentures or the remarketing agreement.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related stock purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

This section only applies to the Corporate Units and Treasury Units not held through DTC as described under “Description of the Stock Purchase Contracts — Book-Entry System.”

Any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

We will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the third stock purchase date (or after early settlement) or after the stock purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the stock purchase date (or early settlement), the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the stock purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the stock purchase contracts have terminated prior to the third stock purchase date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contract agreement, the pledge agreement and the stock purchase contracts are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon is the purchase contract agent. The purchase contract agent acts as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement. In addition, The Bank of New York Mellon is the trustee under the junior debt indenture and the principal paying agent and registrar for the Debentures. See “Description of the Debentures — About the Trustee.” We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates.

The purchase contract agreement contains provisions limiting the liability of the purchase contract agent and providing for the circumstances under which the purchase contract agent may resign or be replaced. Any resignation or replacement would be effective upon the acceptance of appointment by a successor.

Information Concerning the Collateral Agent

Wilmington Trust Company is the collateral agent and securities intermediary. The collateral agent acts solely as our agent and does not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units, except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

The pledge agreement contains provisions limiting the liability of the collateral agent and providing for the circumstances under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Miscellaneous

The purchase contract agreement provides that we will pay the fees and expenses of the collateral agent and the retention of the purchase contract agent.

Should you elect to substitute the related pledged securities to create Treasury Units or recreate Corporate Units, you will be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE DEBENTURES

This section is a summary of some of the terms of our Debentures and the junior debt indenture. This summary does not purport to be complete and is qualified by the Debentures and the junior debt indenture, which, together with the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), contain the full legal text of the matters described in this section. Such documents have been filed with the SEC or incorporated by reference as exhibits to the registration statement of which this document forms a part. You should refer to these documents and the Trust Indenture Act for more information.

As used under this caption, “Description of the Debentures,” references to “we,” “us,” “our” and other similar references mean American International Group, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The Debentures were issued under the junior subordinated debt indenture, dated as of March 13, 2007, between us and The Bank of New York Mellon, as “indenture trustee,” as amended and supplemented by three supplemental indentures, dated as of May 16, 2008, between us and the indenture trustee (as so amended and supplemented, the “junior debt indenture”). The Debentures were issued in three series:

•	Series B-1 Junior Subordinated Debentures initially due February 15, 2041 (the “Series B-1 Debentures”);

•	Series B-2 Junior Subordinated Debentures initially due May 1, 2041 (the “Series B-2 Debentures”); and

•	Series B-3 Junior Subordinated Debentures initially due August 1, 2041 (the “Series B-3 Debentures”).

The Series B-1 Debentures, the Series B-2 Debentures and the Series B-3 Debentures are referred to collectively as the “Debentures.” Each series was issued in an aggregate principal amount of $1,960,000,000.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, we depend on dividends, distributions and other payments from our subsidiaries to fund payments on the Debentures. Further, the majority of our investments are held by our regulated subsidiaries. In light of our current financial situation and the retained deficit resulting from the losses recorded in recent quarters, certain of our regulated subsidiaries have been restricted from making dividend payments, or advancing funds, to us, and we expect these restrictions to continue. In the case of subsidiaries not currently subject to these restrictions, these subsidiaries may be limited in their ability to make dividend payments or advance funds to us in the future because of the need to support their own capital levels.

The indenture trustee is the security registrar and the paying agent for the Debentures. Debentures forming a part of the Corporate Units were issued in fully registered certificated form, without coupons, and are in denomination of $1,000 and integral multiples of $1,000.

The Debentures may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with any registration of transfer or exchange of the Debentures, at the office described below. Principal and interest with respect to certificated Debentures are payable, the transfer of the Debentures is registrable and Debentures are exchangeable for Debentures of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000, at the office or agency maintained by us for this purpose in New York City. We have designated the corporate trust office of the indenture trustee as that office for purposes of registering transfers and exchange of the Debentures.

The Debentures are not subject to a sinking fund provision. The entire principal amount of the Debentures will mature and initially become due and payable, together with any accrued and unpaid interest thereon, on February 15, 2041 in the case of the Series B-1 Debentures, May 1, 2041 in the case of the Series B-2 Debentures and August 1, 2041 in the case of the Series B-3 Debentures. We may elect with respect to any series of Debentures prior to the applicable remarketing period start date to move the maturity date up to a date no earlier than the date two years after the applicable stock purchase date. As described below under “— Put Option Following a Failed Remarketing,” holders of separate Debentures have the right to require us to purchase their Debentures under certain circumstances.

The junior debt indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, redemption or, except as set forth under “— Put Option Following a Failed Remarketing,” repurchase of securities by us.

The junior debt indenture does not contain provisions that afford holders of the Debentures protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The junior debt indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Ranking

The Debentures are our junior subordinated obligations. The Debentures are subordinated in right of payment to all “senior debt” as described under “— Subordination.” The Debentures rank pari passu with our:

•	$1,000,000,000 aggregate principal amount of 6.25% Series A-1 Junior Subordinated Debentures,

•	£750,000,000 aggregate principal amount of 5.75% Series A-2 Junior Subordinated Debentures,

•	€1,000,000,000 aggregate principal amount of 4.875% Series A-3 Junior Subordinated Debentures,

•	$750,000,000 aggregate principal amount of 6.45% Series A-4 Junior Subordinated Debentures,

•	$1,100,000,000 aggregate principal amount of 7.70% Series A-5 Junior Subordinated Debentures,

•	$4,000,000,000 aggregate principal amount of 8.175% Series A-6 Junior Subordinated Debentures,

•	€750,000,000 aggregate principal amount of 8.000% Series A-7 Junior Subordinated Debentures, and

•	£900,000,000 aggregate principal amount of 8.625% Series A-8 Junior Subordinated Debentures (collectively, the “outstanding parity securities”).

We may issue additional series of junior subordinated Debentures that rank pari passu with the Debentures.

Interest

Each Debenture bears interest, from the issuance date, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing August 1, 2008, to the person in whose name the Debenture is registered at the close of business on the 15th day of the month prior to the month in which the relevant interest payment date falls (unless otherwise specified), at an annual rate of 5.67% in the case of the Series B-1 Debentures, 5.82% in the case of the Series B-2 Debentures and 5.89% in the case of the Series B-3 Debentures.

Following a successful remarketing of any series of Debentures (other than any series that we elect to remarket as floating-rate Debentures), such series of Debentures will bear interest at the reset rate and be payable on a semi-annual basis.

The applicable interest rate on the Debentures may be reset to the reset rate upon successful remarketing as described above under “Description of the Stock Purchase Contracts — Remarketing” and below under “— Market Reset Rate.” The reset rate will become effective on the remarketing settlement date if the Debentures are successfully remarketed. If the Debentures are not successfully remarketed, the interest rate on the Debentures will not be reset.

The amount of interest payable on the Debentures for any period is computed (1) for any full quarterly or semi-annual period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Debentures is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such originally scheduled date. If we elect to remarket the Debentures of any series as floating-rate Debentures, we may change these conventions effective on the remarketing settlement date so that they will be consistent for Debentures that bear interest at a rate based on the applicable index.

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on each series of Debentures for one or more consecutive interest periods until the applicable stock purchase date. As of November 1, 2010, we have not deferred any payment of interest on any series of Debentures and we currently do not intend to exercise our option to defer interest on the Debentures.

Deferred interest on each series of Debentures will bear interest at the interest rate then applicable to such series of Debentures, compounded on each interest payment date, subject to applicable law. As used in this document, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the applicable stock purchase date and (ii) the next interest payment date on which we have paid all accrued and previously unpaid interest on such series of Debentures.

We will give the holders of the Debentures and the indenture trustee written notice of our election to begin a deferral period at least one business day before the record date for the next interest payment date. However, our failure to pay interest on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral. We may pay deferred interest in cash or in the form of additional Debentures in a principal amount equal to the aggregate amount of deferred interest at any time; provided that if any deferred interest has not been paid on or prior to the applicable stock purchase date, we must pay it, in cash or in the form of additional Debentures in a principal amount equal to the aggregate amount of deferred interest on such date, to the holders of such series of Debentures, whether or not they participate in the applicable remarketing. We will set a special record date for the payment of any deferred interest, whether in cash or in the form of additional Debentures, that we make on a date that is not an interest payment date for the applicable series of Debentures. A failure to pay interest will not give rise to an event of default unless we fail to pay interest, including compounded interest, in cash or in additional Debentures within 30 days after the applicable stock purchase date.

If we have paid all deferred interest on the Debentures, we can again defer interest payments on Debentures as described above. The junior debt indenture does not limit the number or frequency of interest deferral periods.

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We have agreed that:

•	until the applicable stock purchase date for any series of Debentures,

•	if an event of default has occurred and is continuing;

•	we have given notice of our election to defer interest payments but the related deferral period has not yet commenced; or

•	a deferral period is continuing with respect to such series of Debentures;

•	we have given notice of our election to defer contract adjustment payments but the related deferral period has not yet commenced or a deferral period is continuing with respect to such contract adjustment payments; or

•	additional Debentures are outstanding,

then we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that upon our liquidation rank pari passu with, or junior to, the Debentures; or

•	make any guarantee payments regarding any guarantee by us of securities of any of our subsidiaries if the guarantee ranks pari passu with, or junior in interest to, the Debentures.

The restrictions listed above do not apply to:

•	purchases, redemptions or other acquisitions of shares of our capital stock in connection with:

•	any employment benefit plan or other compensatory contract or arrangement; or the Assurance Agreement, dated as of June 27, 2005, by AIG in favor of eligible employees and relating to specified obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time); or

•	a dividend reinvestment, stock purchase plan or other similar plan;

•	any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of AIG) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, equity securities or other property under any shareholders’ rights plan, or the redemption or repurchase of rights in accordance with any shareholders’ rights plan;

•	any dividend in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such equity securities;

•	any payment of current interest or deferred interest on pari passu securities during a deferral period that is made pro rata to the amounts due on pari passu securities and the Debentures;

•	any payment of deferred interest or principal on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; or

•	the repayment or redemption of any security necessary to avoid a breach of the instrument governing the same.

Market Reset Rate

If the remarketing of any series of Debentures is successful and the rate is reset, the reset rate or the applicable index plus the reset spread will apply to all outstanding Debentures of that series, whether or not the holders participated in such remarketing, and will become effective on the applicable remarketing settlement date. The interest rate on each series of Debentures will be the reset rate or, if we have elected to remarket such series of Debentures as floating-rate Debentures, the applicable index plus the reset spread determined by the remarketing agent, in consultation with us, such that the proceeds from such remarketing, net of the 0.25% remarketing fee, will be at least equal to 100% of the sum of the Treasury portfolio purchase price and the separate Debentures purchase price. The reset rate may be higher or lower than the current rate of interest on such series of Debentures. Furthermore, if we elect to purchase any series of Debentures in the applicable remarketing, it may adversely affect the reset rate and the liquidity of such series of Debentures.

Unless we elect that any series of Debentures will bear interest at a floating rate if successfully remarketed, interest will be payable semi-annually on each series of Debentures at the reset rate from and including the applicable remarketing settlement date on May 1 and November 1 of each year in the case of the Series B-1 Debentures and the Series B-3 Debentures and on February 1 and August 1 of each year in the case of the Series B-2 Debentures. The interest payment dates for any series of Debentures will not change if we elect that such series of Debentures will bear interest at a floating rate if successfully remarketed. If a successful remarketing of the Debentures does not occur, the interest rate will not be reset and the Debentures will continue to bear interest at the initial interest rate, payable quarterly.

Optional Redemption

At any time on or after the date two years after the applicable stock purchase date for any series of Debentures (or after such later date as we may determine prior to the remarketing period start date for such series of Debentures), we may redeem, at our option, the Debentures of such series, in whole or in part, at a price equal to the greater of $1,000 per Debenture plus accrued and unpaid interest, if any, to the date of redemption and a make-whole redemption price, upon not less than 30 nor more than 60 days’ notice. In connection with a remarketing, we may in our discretion eliminate or change the terms of our right to redeem the Debentures of any series.

Redemption Procedures

We will mail, or cause the trustee to mail, every redemption notice to the holders of record of the Debentures to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any Debentures to be redeemed pursuant to the notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such Debentures will cease to bear interest. Upon surrender of any such Debentures for redemption in accordance with said notice, the Debentures to be redeemed will be paid by us at the redemption price. If any Debentures called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the applicable interest rate for the Debentures.

Modification of the Terms of the Debentures in Connection with a Successful Remarketing

Not later than the date 30 days prior to the remarketing period start date for any series of Debentures, without the consent of any of the holders of the Debentures, in consultation with the remarketing agent, we may (but will not be required to) make any of the following elections:

•	move up the maturity date of the Debentures of such series to any date not earlier than the date two years after the applicable stock purchase date;

•	modify our right to redeem the Debentures by providing that we will not be entitled to redeem such Debentures prior to a later date or that the redemption price will equal the principal amount of such Debentures plus accrued and unpaid interest through the date of redemption; or

•	provide that the Debentures of such series will bear interest at a floating rate equal to an applicable index plus a reset spread to be determined in the remarketing, in which case we may also elect to modify the business day and day count convention to conform to market practice for floating-rate Debentures bearing interest at a rate determined by reference to such index.

Any such elections shall be made by irrevocable notice to the indenture trustee, who will notify the holders of the Corporate Units and separate Debentures of such series at least 15 days prior to the applicable remarketing period start date. Any such election to move up the maturity date or modify the redemption terms will be effective when made, and any such election to provide for a floating rate will be effective on the applicable remarketing settlement date.

In the case of any successful remarketing the following Debenture terms will be modified without any action by any person:

•	the Debentures will cease to be subject to the subordination provisions described under “— Subordination”; and

•	we will no longer be able to defer interest as described under “— Option to Defer Interest Payments.”

Optional Remarketing

On or prior to the second business day immediately preceding the remarketing period start date for any series of Debentures, but no earlier than the interest payment date immediately preceding such date, holders of Debentures of the applicable series that are not components of Corporate Units may elect to have their Debentures remarketed in the same manner and at the same price as Debentures that are components of Corporate Units by delivering their

Debentures along with a notice of this election to the custodial agent. The custodial agent will hold the Debentures in an account separate from the collateral account in which the pledged securities will be held. Holders of Debentures electing to have their Debentures remarketed will also have the right to withdraw the election on or prior to the second business day immediately preceding the initial remarketing date. Holders of Treasury Units that are also holders of Debentures that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to the remarketing period start date.

Put Option Following a Failed Remarketing

If the Debentures of any series have not been successfully remarketed prior to the applicable stock purchase date, the holders of the Debentures of such series that are not part of Corporate Units will have the right to put their Debentures, but not any additional Debentures issued to pay deferred interest on such Debentures, to us on such stock purchase date, upon at least two business days’ prior notice to the trustee, at a price equal to their principal amount, plus accrued and unpaid interest.

Consolidation, Merger, Sale of Assets and Other Transactions

So long as any Debentures are outstanding, we may not consolidate or merge with any other person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to another person unless:

•	the successor or purchaser is a person organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the successor or purchaser expressly assumes our obligations under the junior debt indenture and the Debentures; and

•	immediately after the transaction, no event of default, and no event which, if notice was given and/or a certain period of time passed, would become an event of default shall exist.

Except as described above, neither the junior debt indenture nor the Debentures contain change of control or similar provisions intended to protect you by requiring us to repurchase or redeem the Debentures if we become involved in a merger or other significant corporate event. In addition, except as described above, no junior debt indenture provision prohibits us from consolidating or merging with another company.

Events of Default

The following events are “events of default” with respect to the Debentures until the applicable stock purchase date:

•	default in the payment of interest, including compounded interest, in full in cash or additional Debentures on any Debenture for a period of 30 days after the applicable stock purchase date; or

•	default in the payment of the principal of any Debenture at the final maturity date or upon a call for redemption; or

•	certain events of bankruptcy, insolvency and reorganization involving AIG.

After the applicable stock purchase date, the “events of default” with respect to the Debentures will be as described below:

•	default in the payment of interest, including compounded interest, in full in cash or additional Debentures on any Debenture for a period of 30 days after the applicable stock purchase date; or

•	default in the payment of the principal of any Debenture at the final maturity date or upon a call for redemption, and continuance of such default for a period of 5 days;

•	default in the performance, or breach of any other covenant or warranty of the junior debt indenture for 60 days after we receive a notice of default stating we are in breach from either the indenture trustee or holders of 25% of the principal amount of Debentures of the affected series; or

•	certain events of bankruptcy, insolvency and reorganization involving AIG.

Remedies If an Event of Default Occurs

All remedies available upon the occurrence of an event of default under the junior debt indenture will be subject to the restrictions described below under “— Subordination” for so long as they apply. If an event of default occurs, the indenture trustee will have special duties. In that situation, the indenture trustee will be obligated to use its rights and powers under the junior debt indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. If an event of default of the type described in the first bullet point in the definition of that term has occurred and has not been cured, the indenture trustee or the holders of at least 25% in principal amount of the Debentures may declare the entire principal amount of all the then Debentures to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default involving the bankruptcy, insolvency and reorganization involving AIG has occurred, the principal amount of all then outstanding Debentures will immediately become due and payable. In the case of any other default or breach of the junior debt indenture by AIG prior to the stock purchase date, including an event of default under the second bullet point in the definition of that term, there is no right to declare the principal amount of the Debentures immediately due and payable.

The holders of a majority in aggregate outstanding principal amount of Debentures of any series may, on behalf of the holders of all the Debentures of such series, waive any default or event of default, except an event of default under the second or third bullet point above or a default with respect to a covenant or provision which under the junior debt indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture of such series.

Except in cases of an event of default, where the indenture trustee has the special duties described above, the indenture trustee is not required to take any action under the junior debt indenture at the request of any holders unless the holders offer the indenture trustee reasonable protection from expenses and liability called an indemnity. If indemnity reasonably satisfactory to the indenture trustee is provided, the holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the indenture trustee. These majority holders may also direct the indenture trustee in performing any other action under the junior debt indenture with respect to the Debentures.

Before you bypass the indenture trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests under the junior debt indenture, the following must occur:

•	a holder of the Debenture must give the indenture trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all Debentures of the relevant series must make a written request that the indenture trustee take action because of the default, and they must offer reasonable indemnity to the indenture trustee against the cost, expenses and liabilities of taking that action; and

•	the indenture trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

We give to the indenture trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the junior debt indenture, or else specifying any default.

Subordination

Holders of the Debentures should recognize that contractual provisions in the junior debt indenture may prohibit us from making payments on the Debentures. The Debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the junior debt indenture, to all of our senior debt, as defined in the junior debt indenture, including our senior secured debt.

The junior debt indenture defines “senior debt” as all indebtedness and obligations of, or guaranteed or assumed by, us:

•	for borrowed money;

•	evidenced by bonds, debentures, notes or other similar instruments; and

•	that represent obligations to policyholders of insurance or investment contracts;

in each case, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt includes our senior secured debt under the FRBNY Credit Facility. Senior debt also includes any subordinated or junior subordinated debt that by its terms is not expressly pari passu or subordinated to the Debentures; all guarantees of securities issued by any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle; and intercompany debt. The Debentures rank pari passu with the outstanding parity securities. The junior debt indenture does not restrict or limit in any way our ability to incur senior debt. As of September 30, 2010, we had approximately $67.4 billion of outstanding senior debt.

Senior debt excludes:

•	trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	any indebtedness, guarantee or other obligation that is specifically designated as being subordinate, or not superior, in right of payment to the Debentures (including the outstanding parity securities).

The junior debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made with respect to any Debentures in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	any event of default with respect to any senior debt for borrowed money having at the relevant time an aggregate outstanding principal amount of at least $100 million has occurred and is continuing and has been accelerated (unless the event of default has been cured or waived or ceased to exist and such acceleration has been rescinded); or

•	in the event the Debentures have been declared due and payable prior to the final maturity date.

If the indenture trustee under the junior debt indenture or any holders of the Debentures receive any payment or distribution that is prohibited under the subordination provisions, then the indenture trustee or the holders will have to repay that money to the holders of the senior debt.

The subordination provisions do not prevent the occurrence of an event of default. This means that the indenture trustee under the junior debt indenture and the holders of the Debentures can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Modification

There are four types of changes we can make to the junior debt indenture and the Debentures.

Changes Requiring Approval of All Holders.  First, there are changes that cannot be made to the Debentures without specific approval of each holder of a Debenture affected by the change. Affected Debentures may be all or less than all of the Debentures issued under that junior debt indenture or all or less than all of the Debentures of a series. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a Debenture;

•	reduce any amounts due on a Debenture;

•	reduce the amount of principal payable upon acceleration of the maturity of a Debenture (including the amount payable on an original issue discount security) following a default;

•	change the currency of payment on a Debenture;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of Debentures whose consent is needed to modify or amend the junior debt indenture;

•	reduce the percentage of holders of Debentures whose consent is needed to waive compliance with certain provisions of the junior debt indenture or to waive certain defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the junior debt indenture;

•	modify the put right of holders of separate Debentures upon a failed remarketing;

•	modify the rate reset or remarketing provisions of the Debentures, it being understood that the elimination of the subordination and interest deferral provisions, any reset of the interest rate or modification of the maturity date or redemption provisions of the Debentures in connection with a successful remarketing is permitted under the junior debt indenture and does not require any modification to the provisions of the junior debt indenture.

We may, with the indenture trustee’s consent, execute, without the consent of any holder of the Debentures, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

Changes Requiring a Majority Vote.  The second type of change to the junior debt indenture and the Debentures is the kind that requires a vote in favor by holders of Debentures owning a majority of the principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular Debentures affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the Debentures. We may also obtain a waiver of a past default from the holders of Debentures owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the junior debt indenture or the Debentures listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of the Debentures. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the Debentures.

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular Debenture, even if they affect other Debentures. In those cases, we do not need to obtain the approval of the holder of that Debenture; we need only obtain any required approvals from the holders of the affected Debentures.

Modification of Subordination Provisions.  We may not modify the subordination provisions of the junior debt indenture in a manner that would adversely affect in any material respect the outstanding Debentures, without the consent of the holders of a majority in principal amount of the particular series affected or, if so provided and to the extent permitted by the Trust Indenture Act, of particular Debentures affected thereby. Also, we may not modify the subordination provisions of any outstanding Debentures without the consent of each holder of our senior debt that would be adversely affected thereby. The term “senior indebtedness” is defined under “— Subordination.” However, the elimination of the subordination provisions of the Debentures in connection with a successful remarketing is permitted under the junior debt indenture and does not require any modification to the provisions of the junior debt indenture.

Defeasance; Satisfaction and Discharge

The defeasance or covenant defeasance provisions of the junior debt indenture will apply to the Debentures of any series that bears interest at a fixed rate after the applicable stock purchase date. The satisfaction and discharge provisions of the junior debt indenture apply to the Debentures.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the Debentures, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the Debentures a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the Debentures on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the Debentures any differently than if we did not make the deposit and just repaid the Debentures ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the Debentures would be treated as though we took back your Debentures and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the Debentures you give back to us.

•	We must deliver to the indenture trustee a legal opinion of our counsel confirming the tax law change described above.

•	No event or condition may exist that, under the provisions described above under “— Subordination” above, would prevent us from making payments of principal, premium or interest on those Debentures on the date of the deposit referred to above or during the 90 days after that date.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the Debentures. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from some of the restrictive covenants under the Debentures. This is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the Debentures. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the Debentures a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the Debentures on their various due dates.

•	We must deliver to the indenture trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the Debentures any differently than if we did not make the deposit and just repaid the Debentures ourselves.

If we accomplish covenant defeasance, the events of default described under “— Events of Default” would no longer apply.

If we accomplish covenant defeasance, you can still look to us for repayment of the Debentures if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the Debentures become immediately due and payable, there may be such a shortfall.

Subsequent Repurchases

Following completion of the exchange offer, we may repurchase Debentures in a remarketing, in the open market, in privately negotiated transactions or otherwise. Future purchases of Debentures may be on terms that are more or less favorable than those of the exchange offer. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Governing Law

The junior debt indenture and the Debentures are governed by, and shall be construed in accordance with, the laws of the State of New York.

About the Trustee

The Bank of New York Mellon is the trustee under the junior debt indenture and is the principal paying agent and registrar for the Debentures. The Bank of New York Mellon also acts as purchase contract agent in connection with the Equity Units. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates. See “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement — Information Concerning the Purchase Contract Agent” in this document for further information regarding The Bank of New York Mellon.

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

In addition, The Bank of New York Mellon serves as the trustee for our senior debt securities, our subordinated debt securities and the warrants issued under our warrant indenture, as well as the trustee under any amended and restated trust agreement and capital securities subordinated guarantee that we enter into in connection with the issuance of capital securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, trust agreements or subordinated guarantees, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, trust agreements or subordinated guarantees and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Agreement by Purchasers of Certain Tax Treatment

Each Debenture provides that, by acceptance of the Debenture or a beneficial interest therein, you intend that the Debenture constitutes debt and you agree to treat it as debt for U.S. federal, state and local tax purposes in the manner described under “Certain United States Federal Income Tax Consequences” in the prospectus supplement dated May 12, 2008 relating to the Equity Units and its accompanying prospectus dated July 13, 2007.

Book-Entry System

Debentures which are released from the pledge following substitution or settlement of the stock purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, Debentures represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, Debentures in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. For additional information concerning the depositary and its book-entry system, see “Description of the Stock Purchase Contracts — Book-Entry System” above and “Legal Ownership and Book-Entry Issuance” in the prospectus dated July 13, 2007.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security are not entitled to receive physical delivery of Debentures in certificated form and are not considered the holders (as defined in the junior debt indenture) thereof for any purpose under the junior debt indenture, and no global security representing Debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the junior debt indenture.

In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates, and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered,

•	to the extent permitted by the depositary, we in our sole discretion determine that the global securities shall be exchangeable, or

•	an event of default occurs and is continuing with respect to the Debentures;

certificates for the Debentures will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debenture certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates. In addition, as noted above, interests in global securities may be exchanged for Debentures in certificated form in connection with the recreation of Corporate Units.

COMPARISON OF RIGHTS BETWEEN CORPORATE UNITS AND COMMON STOCK

The following summarizes the material differences between the rights of holders of Corporate Units and of holders of the common stock to be issued in the exchange offer. The discussion below is a summary and is qualified by our amended and restated certificate of incorporation, our bylaws, the purchase contract agreement and the pledge agreement governing the Corporate Units, the junior debt indentures governing the Debentures, the Trust Indenture Act of 1939, applicable Delaware law and other documents referred to herein, which contain the full legal text of the matters described in this section. We urge you to read these documents for more information on the terms of the Corporate Units and the common stock.

Ranking

Common Stock:  In any liquidation, dissolution or winding up of AIG, our common stock would rank below all debt claims against us, including the Debentures that are part of the Corporate Units. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders have been satisfied. In addition, holders of shares of our preferred stock will have priority over holders of our common stock with respect to the distribution of our assets in the event of our liquidation or dissolution.

Corporate Units:  The Debentures and our obligations to make contract adjustment payments are unsecured, rank junior in payment to all of our existing and future senior debt and are effectively subordinated to all liabilities of our subsidiaries. “Senior debt” means all indebtedness and obligations of, or guaranteed or assumed by, us (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or other similar instruments; and (iii) that represent obligations to policyholders of insurance or investment contracts, in each case, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt includes our senior secured debt under the FRBNY Credit Facility. Senior debt also includes any subordinated or junior subordinated debt that by its terms is not expressly pari passu or subordinated to the Debentures; all guarantees of securities issued by any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle; and intercompany debt. Each series of Debentures rank pari passu with outstanding parity securities, as defined in “Description of the Debentures — Ranking.”

Governing Documents

Corporate Units:  Holders of Corporate Units have their rights set forth in (i) the purchase contract agreement, dated as of May 16, 2008, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as purchase contract agent; (ii) the pledge agreement, dated as of May 16, 2008, among us, Wilmington Trust Company, as collateral agent, custodial agent and securities intermediary, and The Bank of New York Mellon, as the purchase contract agent; (iii) the remarketing agreement, dated as of May 16, 2008, among us, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and The Bank of New York Mellon, as the purchase contract agent; and (iv) the junior debt indenture.

Common Stock:  Holders of shares of our common stock have their rights set forth in, and may enforce their rights under, our amended and restated certificate of incorporation, our bylaws and Delaware law.

Payments

Corporate Units:  Holders of Corporate Units are entitled to quarterly contract adjustment payments on stock purchase contacts, quarterly interest payments on Debentures, or both, as described under “Description of the Equity Units — Current Payments.” These payments are subject to deferral as described under “Description of the Equity Units — Deferral of Payments on Equity Units” and early settlement as described under “Description of the Stock Purchase Contracts — Early Settlement upon Cash Merger,” and are subordinated to the senior debt as described under “Description of the Equity Units — Ranking.”

Common Stock:  Holders of shares of our common stock are entitled to receive ratable dividends only when, as and if declared by our board of directors out of funds legally available for such purpose. Under the FRBNY Credit Facility, we are currently restricted from declaring or paying dividends on the common stock. Moreover, pursuant to the terms of each of our Series E Preferred Stock and our Series F Preferred Stock, we are not able to declare or pay any cash dividends on the common stock or on any of our preferred stock ranking junior to such series of preferred stock for any period until dividends on each of the Series E Preferred Stock and Series F Preferred Stock have been paid for such period. We have not paid dividends on the Series E Preferred Stock and Series F Preferred Stock since their issuance in 2009 and no dividends have been paid on our common stock since the third quarter of 2008. For a discussion of certain restrictions on the payment of dividends to AIG by some of its insurance subsidiaries, see our 2009 Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, all of which are incorporated by reference herein.

Redemption

Corporate Units:  The Debentures of each series are redeemable at our option, in whole or in part, at any time, on or after the date two years after the applicable stock purchase date at a price equal to the greater of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption and a make-whole redemption price. The make-whole redemption price will be calculated based upon the present value determined in accordance with customary financial practice of the principal amount and interest that would have been payable from the redemption date to the maturity date of the relevant Debentures to be redeemed. This amount will be discounted on a quarterly basis at the rate per annum equal to the yield to maturity of the Treasury security having a maturity comparable to the relevant debenture, plus 0.25%. Not later than 30 days prior to the remarketing period start date for any series of Debentures, we have the right to (i) modify our right to redeem the Debentures of such series so that it commences on a date later than the date two years after the applicable stock purchase date and (ii) change the formula for determining the make-whole redemption price or change the redemption price to equal the principal amount of the Debentures, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Debentures — Optional Redemption.”

Common Stock:  The shares of our common stock are not subject to redemption.

Listing

Corporate Units:  The Corporate Units are listed on the NYSE under the symbol “AIG-PrA”. The exchange offer is subject to, among other things, the condition that we determine in our reasonable judgment, based on consultation with the NYSE, that the NYSE is not likely to delist the Corporate Units as a result of the consummation of the exchange offer.

Common Stock:  Our common stock is listed on the NYSE under the symbol “AIG”. Our common stock is also listed on stock exchanges in Ireland and Tokyo.

Voting Rights

Corporate Units:  Holders of stock purchase contracts that are part of the Corporate Units or Treasury Units, in such capacities, have no voting or other rights in respect of the common stock.

Common Stock:  Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. In addition, the holders of the Series C Preferred Stock have the voting power to vote with the common stock on all matters submitted to our shareholders to the extent permitted by law. As of September 30, 2010, the holders of the Series C Preferred Stock had approximately 79.8 percent of the total voting power of AIG’s shareholders that are entitled to vote. See “Description of Capital Stock — Preferred Stock” for further description of the voting power of the Trust and the Department of the Treasury as holders of our Series E Preferred Stock and the Series F Preferred Stock.

Maturity

Corporate Units:  The entire principal amount of the Debentures will mature and initially become due and payable, together with any accrued and unpaid interest thereon, on February 15, 2041 in the case of the Series B-1 Debentures, May 1, 2041 in the case of the Series B-2 Debentures and August 1, 2041 in the case of the Series B-3

Debentures. We may elect with respect to any series of Debentures prior to the applicable remarketing period start date to move the maturity date up to a date no earlier than the date two years after the applicable stock purchase date. As described under “Description of the Debentures — Put Option Following a Failed Remarketing,” holders of separate Debentures will have the right to require us to purchase their Debentures under certain circumstances.

Subject to a holder’s early settlement right as described under “Description of the Stock Purchase Contracts — Early Settlement,” and “Description of the Stock Purchase Contracts — Early Settlement upon Cash Merger,” each stock purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the stock purchase contract to purchase, and us to sell, on each of February 15, 2011, May 1, 2011 and August 1, 2011, for $25 in cash, a number of newly issued shares of our common stock equal to the settlement rate.

Common Stock:  The concept of maturity is not applicable to our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Sullivan & Cromwell LLP, the following are the material U.S. federal income tax consequences of the exchange offer. This summary is based on interpretations of the Internal Revenue Code of 1986, as amended, or the “Code,” regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. Except where indicated otherwise, this discussion only applies to U.S. holders (as defined below) that hold their Corporate Units as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	securities or currency dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies, regulated investment companies or real estate investment trusts;

•	small business investment companies or S corporations;

•	investors that hold their Corporate Units through a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	retirement plans or other tax-exempt entities, or persons holding the Corporate Units in tax-deferred or tax-advantaged accounts;

•	investors holding Corporate Units as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes or investors holding Equity Units that are a hedge or that are hedged against interest rate or currency risks, or as part of some other integrated investment; or

•	investors subject to the alternative minimum tax.

This summary also does not address the tax consequences to shareholders or other equity holders in, or beneficiaries of, a holder of Corporate Units or debentures, or any state, local or foreign tax consequences of the exchange offer. Holders considering participating in the exchange offer should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exchange offer arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, “U.S. holder” means a beneficial owner of Corporate Units that is:

•	a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons (as determined for U.S. federal income tax purposes) have the authority to control all of its substantial decisions.

Taxation of Corporate Units — General

We have treated each Corporate Unit for U.S. federal income tax purposes as consisting of (a) a 1/40, or 2.5%, undivided beneficial interest in a Debenture from each of the three series and (b) a stock purchase contract, which represents the right to receive contract adjustment payments and the obligation to purchase, for $25, on each of the three stock purchase dates, a number of shares of our common stock equal to the settlement rate. The remainder of this summary assumes this treatment will be respected for U.S. federal income tax purposes. Consequently, you were required to allocate your purchase price for the Corporate Units among the components described above in proportion to their respective fair market values at the time of purchase. This allocation established your initial U.S. federal income tax basis in your interest in the underlying debentures and stock purchase contract.

We treated the initial fair market value of the interests in each of the three series of Debentures per each Corporate Unit as $25 and the fair market value of the stock purchase contract as $0 at the time of purchase. Holders of Corporate Units who purchased their Equity Units from the Company agreed to treat the Equity Units and to allocate the purchase price as described above. This allocation is not, however, binding on the Internal Revenue Service, or the “IRS.” The remainder of this summary assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.

We treated the Debentures as “variable rate debt instruments” that were issued with no more than a de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes. The remainder of this summary assumes this characterization will be respected for U.S. federal income tax purposes.

Taxation of the Exchange Offer

Based on the advice of Sullivan & Cromwell LLP, counsel to the Company, we intend to treat the exchange offer as (1) a repurchase of your interests in the Debentures in exchange for common stock and an amount of cash, which, when added to the fair market value of the common stock received, will equal the principal amount of your 1/40 interests in the Debentures plus any accrued but unpaid interest to but excluding the settlement date of the exchange offer, and (2) a cancellation of the stock purchase contract forming part of your Corporate Units in exchange for a cash payment to the Company. This characterization of the exchange offer is consistent with the form of the relevant documents. Except as otherwise noted, the remainder of this summary assumes that the exchange offer will be so treated.

Notwithstanding the above, there is no clear authority governing the U.S. federal income tax treatment of the exchange offer and alternative characterizations are possible. In the absence of any exchange offer, for example, you would have received only cash for your Debentures and you would have used that cash to purchase common stock pursuant to a physical settlement of the stock purchase contract. You should consult your tax advisor about whether it might be reasonable to recharacterize the exchange offer in this manner (or whether the IRS might seek to so recharacterize it). Under such a recharacterization, you would not recognize any loss in respect of a cancellation of the stock purchase contract, but your initial basis in the Debentures would carry over into the basis of the common stock you received. See the section under the heading “Certain United States Federal Income Tax Consequences — Taxation of the Treasury Portfolio — Acquisition and Taxation of the Common Stock — Acquisition of Common Stock under the Stock Purchase Contracts” in the prospectus supplement, dated May 12, 2008, to the prospectus, dated July 13, 2007, for a further description of this alternative.

Treatment of the Repurchase of the Debentures

With respect to the repurchase of your interests in the Debentures pursuant to the exchange offer, you will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the common stock and cash you receive in exchange for your interests in the Debentures (not including the portion therefore attributable to accrued but unpaid interest) and (ii) your adjusted tax basis in your interests in the Debentures. Your adjusted tax basis will generally be equal to the amount you paid for your interests in the Debentures, plus any market discount previously included in income with respect to your interests in the Debentures. If you purchased your Corporate Units at initial issuance at their original offering price, you agreed to allocate your purchase price as described above in “— Taxation of Corporate Units — General.” You will therefore not recognize any gain or loss in respect of the redemption of your Debentures, but you will include any accrued but unpaid interest in income. If you purchased your Corporate Units in the secondary market, the amount you paid for your interest in the Debentures will be the amount you allocated to your interests in the Debentures, based on their fair market value at the time of purchase. Except to the extent attributable to accrued but unpaid interest or market discount, any gain or loss you recognize will generally be capital gain or loss, which will be long-term capital gain or loss if you held your interests in the Debentures for more than one year. Subject to certain exceptions, long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deduction of capital losses is subject to limitations.

Market Discount.  You will be treated as if you purchased your interests in the Debentures at a market discount if the principal amount of your interests in the Debentures exceeds the amount you paid for your interests in the Debentures by more than a de minimis amount. The amount of any such excess will be “market discount.” Under the market discount rules of the Code, any gain recognized on the repurchase of your interests in the Debentures generally would be treated as ordinary income to the extent of accrued market discount, unless you elected to include market discount in income as it accrued.

Treatment of the Cancellation of the Stock Purchase Contract

If you purchased your Corporate Units at initial issuance at their original offering price, or when the stock purchase contract forming part of the Corporate Units had positive value, you will recognize a capital loss equal to the sum of (i) the amount that you are treated as paying to the Company to cancel the stock purchase contract and (ii) your adjusted tax basis in the stock purchase contract. Such loss will generally be long-term capital loss if you held the stock purchase contract for more than one year. The deduction of capital losses is subject to limitations. If you purchased your Corporate Units at initial issuance at their original offering price, you agreed to allocate your purchase price as described above in “— Taxation of Corporate Units — General,” in which case you allocated nothing to the stock purchase contracts. You will therefore recognize a capital loss equal to the amount you are treated as paying the Company to cancel the stock purchase contract. If you purchased your Corporate Units at initial issuance at their original offering price, this amount should generally equal the excess of (i) your initial basis in the Corporate Units over (ii) the fair market value of the common stock plus any cash in excess of amounts attributable to accrued but unpaid interest, that you retain pursuant to the exchange offer.

If you purchased your Corporate Units when the stock purchase contract had a negative value, the U.S. federal income tax consequences of the cancellation of your stock purchase contract are unclear. You should consult your tax advisor regarding the U.S. federal income tax consequences of the cancellation of your stock purchase contract under such circumstances.

Acquisition and Taxation of Common Stock

Acquisition of Common Stock Pursuant to the Exchange Offer.  Your tax basis in a share of common stock received pursuant to the exchange offer will be equal to the fair market value of the share on the date of the exchange offer. The holding period for shares of our common stock you receive will begin on the day following your acquisition of the stock.

Dividends on the Common Stock.  Any distribution with respect to common stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on your common stock will constitute a dividend and will be includible in income by you. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits are treated first as a non-taxable return of capital to the extent of your basis in the common stock, and then as capital gain.

Disposition of Common Stock.  Upon the disposition of your common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in your common stock. Your adjusted tax basis in the common stock at the time of any such disposition should generally equal your initial tax basis in the common stock, reduced by the amount of any cash distributions that are not treated as dividends. Such capital gain or loss generally will be long-term capital gain or loss if you held the common stock for more than one year following the stock purchase date. Subject to certain exceptions, long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion applies only to non-U.S. holders. For purposes of this discussion, a “non-U.S. holder” is a holder that is a beneficial owner of Corporate Units that is not a United States person and is not a partnership for U.S. federal income tax purposes. If you are a non-U.S. holder subject to special rules, such as a “controlled foreign corporation” or “passive foreign investment company”, you should consult your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you in your particular circumstances. This discussion assumes, as noted above, that for U.S. federal income tax purposes, the stock purchase contracts and the Debentures will be respected as separate securities and the Debentures will be classified as indebtedness.

Tax Treatment of the Exchange Offer

Generally, any gain or income (other than gain treated as interest) realized in connection with the exchange offer generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other condition are met.

Accrued Interest

For a discussion of accrued interest on the Debentures, see the section under the heading “Certain United States Federal Income Tax Consequences — Non-U.S. Holders” in the prospectus supplement, dated May 12, 2008, to the prospectus, dated July 13, 2007. The 30% U.S. federal withholding tax will not apply to any amount attributable to accrued but unpaid interest received in the exchange offer, provided that you are a non-U.S. holder and that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury Regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Debentures is described in section 881(c)(3)(A) of the Code; and

•	you provide your name and address on IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or if Corporate Units are held through certain foreign intermediaries or foreign partnerships, the certification requirements of applicable United States Treasury Regulations are satisfied.

Dividends on Our Common Stock

We will generally withhold tax at a 30% rate on dividends paid (including any deemed dividends as a result of a constructive distribution) on our common stock acquired in the exchange offer or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided that the holder satisfies the relevant certification requirement, but instead are subject to U.S. federal income tax as described below.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to furnish an IRS Form W-8BEN (or an acceptable substitute form) to claim such reduced rate. A non-U.S. holder of our common stock who wishes to claim an exemption from the 30% withholding tax for dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States will be required to furnish an IRS Form W-8ECI (or an acceptable substitute form) stating that such payments are not subject to the 30% withholding tax because they are effectively connected with the non-U.S. holder’s trade or business in the United States. A non-U.S. holder eligible for a reduced rate of or an exemption from U.S. federal withholding tax on payments, as described above, may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Non-U.S. Holders Engaged in a U.S. Trade or Business

If a non-U.S. holder is engaged in a trade or business in the United States and dividends on our common stock are effectively connected with the conduct of that trade or business, such holder will be subject to U.S. federal income tax on the interest or dividends on a net income basis (although exempt from the 30% withholding tax) in the same manner as if the holder were a United States person as defined under the Code. The non-U.S. holder must satisfy certain certification and disclosure requirements (as described above) in order to establish its exemption from withholding on its effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the holder of a trade or business in the United States. For this purpose, dividends on our common stock will be included in earnings and profits.

Information with respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Backup Withholding and Information Reporting

U.S. Holders.  In general, you will be subject to backup withholding with respect to payments you receive in the exchange offer and with respect to payments made on your shares of common stock and the proceeds received from the sale of your shares of common stock unless you are an entity that is exempt from backup withholding and, when required, demonstrate this fact or:

•	you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, would be your Social Security Number;

•	you certify that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (A) you are exempt from backup withholding or (B) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (C) you have been notified by the IRS that you are no longer subject to backup withholding; and

•	you otherwise comply with the applicable requirements of the backup withholding rules.

In addition, such payments or proceeds received by you if you are not a corporation or tax-exempt organization will generally be subject to information reporting requirements.

Pursuant to recently enacted legislation, certain payments made on our common stock to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS.

Non-U.S. Holders.  In general (except as described below), backup withholding and information reporting will not apply to payments received by a non-U.S. holder in the exchange offer and to dividends on our common stock paid to a non-U.S. holder, or to proceeds from the disposition common stock by a non-U.S. holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States person and neither we nor our paying agent has actual knowledge to the contrary.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In general, if your Corporate Units or common stock are not held through a qualified intermediary, the amount of payments made in the exchange offer and the amount of dividends on our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereunder. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The exchange of Corporate Units for our common stock and other exchange consideration by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a security offered hereunder. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the securities offered hereby, provided that neither the issuer of the securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied. The assets of a Plan may include the assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

Any person participating in the exchange offer will be deemed to have represented by participating in the exchange offer that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the security on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the exchange of Corporate Units for our common stock and other exchange consideration, and subsequently holding of our common stock, will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange offer on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of participating in the exchange offer under Similar Laws, as applicable. Each participant in the exchange offer has exclusive responsibility for ensuring that its participating in the exchange offer and subsequently holding of the common stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The issuance of common stock in the exchange offer to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such a transaction meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that participating in the exchange offer is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF THE COMMON STOCK

The validity of the common stock to be issued in the exchange offer will be passed upon for us by Kathleen E. Shannon, Senior Vice President and Deputy General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of AIG common stock and currently beneficially owns less than 1% of the outstanding shares of AIG common stock.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into this document by reference to AIG’s Current Report on Form 8-K dated August 6, 2010 and management’s assessment of the effectiveness of internal control over financial reporting incorporated into this document by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance upon the report (which report contains an explanatory paragraph relating to AIG’s dependence upon the continued financial support of the U.S. government) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By facsimile:
(For Eligible Institutions only):
(212) 430-3775/3779

Confirmation:
(212) 430-3774

Any questions or requests for assistance may be directed to the dealer managers or the information agent at their respective telephone numbers as set forth below. Any requests for additional copies of this document, the letter of transmittal or related documents may be directed to the information agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 404
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free (866) 873-7700

The dealer managers for the exchange offer are:

BofA Merrill Lynch Attn: Debt Advisory Services 214 North Tryon Street, 17th Floor Charlotte, NC 28255 Toll Free: (888) 292-0070 Collect: (980) 683-3215	Citi Attn: Liability Management Group 390 Greenwich Street, First Floor New York, New York 10013 Toll Free: (800) 558-3745 Collect: (212) 723-6106

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The amended and restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG’s by-laws contains a similar provision. The amended and restated certificate of incorporation of AIG also provides that a director will not be liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer, employee or agent of a company in the event of pending, threatened or completed civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

AIG has entered into indemnification agreements with each of its directors to the same effect as Section 6.4 of AIG’s by-laws.

In addition, AIG and its subsidiaries maintain a directors’ and officers’ liability insurance policy.

Item 21.	Exhibits

See Exhibits Index which is incorporated herein by reference.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of AIG’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-169849) to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 2nd day of November, 2010.

American International Group, Inc.

By:	/s/ David L. Herzog
Name:     David L. Herzog

Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-169849) has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Robert H. Benmosche (Robert H. Benmosche)	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2010

/s/ David L. Herzog (David L. Herzog)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 2, 2010

/s/ Joseph D. Cook (Joseph D. Cook)	Vice President and Controller (Principal Accounting Officer)	November 2, 2010

* (Laurette T. Koellner)	Director	November 2, 2010

* (Donald H. Layton)	Director	November 2, 2010

* (Christopher S. Lynch)	Director	November 2, 2010

* (Arthur C. Martinez)	Director	November 2, 2010

* (George L. Miles, Jr.)	Director	November 2, 2010

* (Henry S. Miller)	Director	November 2, 2010

* (Robert S. Miller)	Director	November 2, 2010

* (Suzanne Nora Johnson)	Director	November 2, 2010

Signature	Title	Date

* (Morris W. Offit)	Director	November 2, 2010

* (Ronald A. Rittenmeyer)	Director	November 2, 2010

* (Douglas M. Steenland)	Director	November 2, 2010

* By:	/s/ David L. Herzog
Attorney-in-fact

EXHIBITS INDEX

Exhibit
Number	Description	Location

1.1	Dealer Manager Agreement, dated as of October 8, 2010, between AIG and Merrill Lynch, Pierce, Fenner & Smith Incorporated (formerly known as Banc of America Securities LLC), Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.	Previously filed.
3(i)(a)	Amended and Restated Certificate of Incorporation of AIG	Incorporated by reference to Exhibit 3.1(a) to AIG’s Registration Statement on Form S-3, filed on July 17, 2009 (File No. 333-160645)
3(ii)(a)	By-laws of AIG, amended August 10, 2009	Incorporated by reference to Exhibit 3.1 to AIG’s Current Report on Form 8-K, filed June 16, 2008 (File No. 1-8787).
4.1	Specimen of certificate representing AIG’s common stock, par value $2.50 per share	Incorporated by reference to Exhibit 4.1(a) to AIG’s Registration Statement on Form S-3, filed on July 17, 2009 (File No. 333-160645)
4.2	Purchase Contract Agreement, dated as of May 16, 2008, between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Purchase Contract Agent.	Incorporated by reference to Exhibit 4.7 to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787).
4.3	Pledge Agreement, dated as of May 16, 2008, among AIG, The Bank of New York Mellon (formerly known as The Bank of New York) as the Purchase Contract Agent and Wilmington Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary	Incorporated by reference to Exhibit 4.9 to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787).
4.4	Junior Subordinated Debt Indenture between AIG and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, dated as of March 13, 2007, the Sixth Supplemental Indenture, dated as of May 16, 2008, the Seventh Supplemental Indenture, dated as of May 16, 2008, and the Eighth Supplemental Indenture, dated as of May 16, 2008, including the form of junior subordinated debt security in Article Two thereof	Junior Subordinated Debt Indenture, to AIG’s Current Report on Form 8-K, filed March 13, 2007 (File No. 1-8787); Sixth, Seventh and Eighth Supplemental Indenture incorporated by reference to Exhibits 4.1, 4.2 and 4.3, respectively, to AIG’s Current Report on Form 8-K, filed May 16, 2008 (File No. 1-8787)
4.5	Form of 5.67% Series B-1 Junior Subordinated Debenture	Included in Exhibit 4.4.
4.6	Form of 5.82% Series B-2 Junior Subordinated Debenture	Included in Exhibit 4.4.
4.7	Form of 5.89% Series B-3 Junior Subordinated Debenture	Included in Exhibit 4.4.
4.8	Remarketing Agreement, dated as of May 16, 2008, among the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as the purchase contract agent	Previously filed.
5.1	Validity Opinion of Kathleen E. Shannon, Esq., Senior Vice President and Deputy General Counsel	Previously filed.
8.1	Tax Opinion of Sullivan & Cromwell LLP	Previously filed.

Exhibit
Number	Description	Location

10.1	Securities Purchase Agreement, dated as of November 25, 2008, between AIG and United States Department of the Treasury	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed November 26, 2008 (File No. 1-8787).
10.2	Series C Perpetual, Convertible, Participating Preferred Stock Purchase Agreement, dated as of March 1, 2009, between AIG Credit Facility Trust, a trust established for the sole benefit of the United States Treasury, and American International Group, Inc.	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K/A, filed March 13, 2009 (File No. 1-8787).
10.3	Amendment No. 2, dated October 7, 2010, to the Series C Perpetual, Convertible Participating Preferred Stock Purchase Agreement, between AIG Credit Facility Trust and AIG	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K filed with the SEC on October 8, 2010 (File No. 1-8787).
10.4	Securities Exchange Agreement, dated as of April 17, 2009, between the United States Department of the Treasury and AIG	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787).
10.5	Securities Purchase Agreement, dated as of April 17, 2009, between AIG and the United States Department of the Treasury	Incorporated by reference to Exhibit 10.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787).
10.6	Credit Agreement, dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York	Incorporated by reference to Exhibit 99.1 to AlG’s Current Report on Form 8-K, filed September 26, 2008 (File No. 1-8787).
10.7	Amendment No. 2, dated as of November 9, 2008, to the Credit Agreement dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York	Incorporated by reference to Exhibit 10.4 to AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 1-8787).
10.8	Amendment No. 3, dated as of April 17, 2009, to the Credit Agreement, dated as of September 22, 2008, between AIG and Federal Reserve Bank of New York	Incorporated by reference to Exhibit 99.1 to AIG’s Current Report on Form 8-K, filed on April 20, 2009 (File No. 1-8787).
10.9	Amendment No. 4, dated as of December 1, 2009, to the Credit Agreement dated as of September 22, 2008 between AIG and the Federal Reserve Bank of New York	Incorporated by reference to Exhibit 10.3 to AIG’s Current Report on Form 8-K filed with the SEC on December 1, 2009 (File No. 1-8787).
12	Statement regarding computation of ratios of combined fixed charges and preference dividends to earnings	Incorporated by reference to Exhibit 12 to AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 1-8787) and Exhibit 12 to AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 (File No. 1-8787).
21	Subsidiaries of AIG	Incorporated by reference to Exhibit 21 of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 1-8787).
23.1	Consent of PricewaterhouseCoopers LLP	Filed Herewith.
23.2	Consent of Kathleen E. Shannon, Esq., Senior Vice President and Deputy General Counsel	(Included in Exhibit 5.1.)
23.3	Consent of Sullivan & Cromwell LLP	(Included in Exhibit 8.1.)
24	Powers of Attorney	(Included in the signature pages of this Registration Statement.)
99.1	Letter of Transmittal	Previously filed.
99.2	Form of Notice of Withdrawal	Previously filed.